Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Prospectus                    SUBJECT TO COMPLETION

                     PRELIMINARY PROSPECTUS DATED MAY 13, 1998


                              TRUETRAKS, INCORPORATED
           1408 KIT CARSON DRIVE GALLUP, NEW MEXICO 87301 (888) 722-6900

                         200,000 SHARES (MAXIMUM OFFERING)
                         100,000 SHARES (MINIMUM OFFERING)

                           COMMON STOCK (PAR VALUE $.05)
                                  $6.50 PER SHARE
                           -------------------------------


     All of the shares of Common Stock offered hereby are being sold by TrueTraks, Incorporated (the "Company"). Prior to this Offering there has been no public market for the Common Stock. See "Self-Underwriting" for a discussion of factors considered in determining the initial public offering price. All funds received by the Company with respect to the first 100,000 shares, which may be sold, will be deposited with FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul, MN. as Escrow Agent, pending the effective date of the Prospectus. There can be no assurance that the minimum number of shares will be sold. If 100,000 shares are not sold within one hundred eighty days (180 days) following commencement of the public offering, the Offering will automatically terminate and all funds paid for shares will be returned to the purchasers without deductions and without interest. See "Introductory Statement - Risk Factors" and "Self-Underwriting". The Company believes that the net proceeds of the Offering will not be sufficient to expand the Company and provide for the implementation of the Company's Acquisition Strategy nor will it be sufficient to satisfy the cash needs of the Company for the next twelve months. See Risk Factors-"Possible Need for Additional Capital Financing".



     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION ON PAGE 13"


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



 ------------------------------------------------------------------------------------------------------------
                                                          Price to      Discounts &          Proceeds to
                                                          Public        Commissions (1)      The Company(2)
------------------------------------------------------------------------------------------------------------
      Per Share. . . . . . . . . . . . . . . . . .    $      6.50             $0              $      6.50
------------------------------------------------------------------------------------------------------------
      Total Minimum  (100,000 shares)                 $   650,000             $0              $   650,000
------------------------------------------------------------------------------------------------------------
      Total Maximum  (200,000 shares)                 $ 1,300,000             $0              $ 1,300,000
------------------------------------------------------------------------------------------------------------




(1) The Company will Self-Underwrite this offering: (i) This offering will be sold by the Directors & Officers of the Company. (ii) The Officers will place all of their 144 Stock, in its entirety, in the Escrow Account held by the Transfer Agent for a period of one year. See "Self-Underwriting" and "Transfer Agent."

(2) The Company has prepaid the offering expenses ($155,000) which include fees for filing, printing, legal, accounting and other miscellaneous items.

     The shares of Common Stock are offered, subject to sale, by the Company. It is expected that certificates for such shares will be ready for delivery in Gallup, New Mexico upon completion of the Offering.


                    THE DATE OF THIS PROSPECTUS IS XXXXX XX, 1998

                                AVAILABLE INFORMATION

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby as permitted by the rules and regulations of the Commission. This Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedule thereto. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statement, or to such other document, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Washington, DC 20549, and at the following Regional Offices of the Commission:
Midwest Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained form the Public Reference Section of the Commission at 450 Fifth Street NW, Washington DC 20549, at prescribed rates.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company has not filed any documents, pursuant to the Exchange Act, which could be deemed to be incorporated by reference in the Company's Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference).

                        PERTINENT INFORMATION OF THE COMPANY

Exact Corporate Name:   TRUETRAKS, INCORPORATED

State and Date of Incorporation:  DELAWARE  MARCH 31, 1997

Street Address of Principal Office: 1408 KIT CARSON DRIVE, GALLUP, NEW MEXICO 87301

Company Telephone Number:   (612) 928-0953

     Fiscal  year:  DECEMBER 31,  1997
                    (month)      (year)

Person(s) to Contact at Company with respect to Offering: MICHAEL HALL, COORDINATOR

Telephone Number: (612) 928-0953

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY INFORMATION IS NOT A COMPLETE PRESENTATION OF ALL RELEVANT FACTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THE ENTIRE PROSPECTUS, INCLUDING THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS," SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS. ALL INFORMATION CONCERNING THE COMPANY'S AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AND ITS PREFERRED STOCK, NONE OF WHICH IS ISSUED OR OUTSTANDING, AND ALL FINANCIAL INFORMATION IS PRESENTED ON A PER SHARE BASIS. UNLESS THE CONTEXT REQUIRES, THE TERM "COMPANY" REFERS COLLECTIVELY TO TRUETRAKS, INC.


                                    THE COMPANY


     TrueTraks, Incorporated (the "Company"), intends on becoming a dominant provider of rail freight transportation through the acquisition and consolidation of existing regional, short-line and divested rail assets from Class 1 railroads. The rail assets that eventually may become targeted by the Company, either publicly or privately owned, could be acquired via outright purchase, stock purchase, lease, operating lease or other combination.



     The Company's fundamental acquisition philosophy with respect to regional and/or short-line acquisitions is to identify regional and/or short-line railroad properties within regions/areas that have an established operating history, an established industrial and/or bulk commodity customer base that will provide a stable initial revenue base. These railroad properties must have the size, either individually or collectively, necessary to establish a dominant railroad transportation presence in the region. These acquired rail assets would become part of a comprehensive program of physical plant and equipment improvements that the Company intends to implement.



     Major rail carriers (known as "Class 1"s") may continue to downsize rail operations, as they have in the past, and this downsizing could result in numerous rail lines or sections of rail lines coming on the market for sale. The current merger environment taking place among the Class 1 rail carriers could continue thereby providing rail line acquisition opportunities as the larger merged Class 1 systems look to maximize the profitability of their rail lines through divestiture of certain rail lines and assets. If further mergers and consolidation by major rail carriers continue it would make available large portions of rail lines that could be operated profitably by a rail entity that is more regionally focused. The divestiture of certain rail lines and assets by Class 1's could result in a rail transportation network that would be composed primarily of coast-to-coast rail entities and a series of smaller, regional rail systems.



     The smaller rail properties/assets, divested by the Class 1 carriers, could be profitable if a focused marketing strategy stressing customer satisfaction and quality service was implemented. The Company intends to establish and develop contractual relationships with other transportation modes that could maximize all modes of shipping. By developing cooperative relationships with major rail entities, shippers and other transportation modes, many new sources of revenue traffic could be developed which should lead to higher levels of profitability for all.


     The Company's intended regional rail transportation systems will: 1.) concentrate on maximizing the current profitability of the combined individual railroads by consolidating costs, duplicate functions, and overhead expenses, 2.) increase the percentage of revenue received through longer line-haul opportunities, 3.) work to develop new sources of on-line traffic through aggressive marketing efforts, and, 4.) work to develop cooperative transportation partnerships with other rail and non-rail transportation entities.


     The Company intends to apply its acquisitions strategy to any region in the country where the potential exists to combine several regional/short-line railroads and/or divested Class 1 rail lines into a contiguous rail system. Competition for the Company's services will be trucking entities, river barge companies and other rail carriers. These entities have the ability to compete with the Company on both price and service. The Company's primary competitor, exclusive of other rail entities, is the trucking industry.


CURRENT STATUS


     TrueTraks, Incorporated is presently a non-operating/development stage corporation seeking to raise $1,300,000 in capital. This capital is necessary to allow the Company to finance the administrative cost of the debt funding, implement its acquisitions strategy and to phase into becoming a fully operational railroad.

     The Company will require additional capital to fully exploit its acquisitions and operations strategy. The Company currently has two full-time employees. Additional management, advisory and consulting staff will be added upon completion of this Offering. The Company currently does not own any railroads, or have any purchase agreements or Letters of Intent outstanding to acquire any rail properties. The Company has no contracts with any entities to handle or manage their transportation needs.


OBJECTIVES


     There are numerous objectives that may be key factors to the Company's success within the current rail road industry. These objectives are as follows:



     First, sell the maximum portion of the Offering to raise capital for the Company. Use a portion of the proceeds from the Offering to finance the administrative costs of the debt funding. The debt funding will allow the Company to raise sufficient funds to acquire an initial/base property and rail assets and to become a fully operational railroad.



     Second, the acquisition of existing regional, short-line and rail lines from Class 1 railroads in surrounding geographic territories, and combining these properties into a contiguous regional railroad network. The Company will detail the most appropriate acquisitions strategy tailored for each future targeted property. These acquisitions may be accomplished by outright purchase, stock purchase, lease, operating lease or appropriate combination thereof.



     Third, the Company will need to hire additional experienced management and advisory personnel with specific experience in railroad acquisition due diligence, railroad marketing, railroad finance and railroad law. These individuals could aid in the preparation of the individual formal acquisition strategies for each property sought by the Company for purchase and will aid in the development and review of the Acquisition, Marketing and Operating Plans. Management functions of the Company will be divided into four functional departments, with each department being managed by an experienced professional with appropriate railroad or business experience. These departments will be Operations, Marketing, Administrative/Legal and Finance. The Company intends to focus on hiring the most qualified individuals who share the Company's business and operating philosophies, with many of the management and operating personnel coming directly from the railroads that are acquired by the Company



     Fourth, begin the process to integrate these potential acquisitions into a contiguous rail transportation system. The Company has an opportunity to consolidate duplicate functions, overhead expenses and to realize a greater efficiency in the utilization of equipment and personnel resources and improve the efficiency of operations and customer responsiveness. This integration of potentially acquired rail properties could allow the Company to develop new traffic sources that currently do not exist because these properties were operating as separate entities prior to their acquisition.



     Fifth, the intended domination of regional markets through aggressive pro-active customer-focused marketing efforts, identifying, promoting and developing economic development opportunities for each region and development of cooperative transportation partnerships with non-rail transportation entities. The Company wants to be recognized as an industry leader in terms of quality in rail freight transfer. The Company intends to achieve this objective by remaining focused and committed to our potential customers needs. The Company intends to develop partnerships with other transportation modes that leverage each mode's particular strengths. Higher levels of profitability may be achieved by developing cooperative relationships with major transportation modes, communities and shippers. The Company does not have agreements with any entities to handle or manage their rail transportation needs.



     Sixth, the Company will not expand or diversify beyond its means to remain a profitable enterprise. This objective means that diversification and expansion cannot occur until the Company has had profitable months and cash reserves. Even meeting these minimum requirements, the Company intends to adopt an approach to growth that will include a monthly assessment of progress and strategy review to ensure that the Company is not extended beyond its means.



     Seventh, the Company intends to operate within any region/area in the country where the potential to build a dominant rail transportation network exists.

ACQUISITIONS/FUNDING


     The Company presently does not own any rail assets. However, the Company has had general discussions with various companies and individuals concerning the status and future of their rail assets. These discussions have been of an informational nature only, thereby allowing the Company to acquire information for possible future action. The Company has not engaged in any direct talks with any Company or individual to acquire rail assets. The Company has examined various properties that may fit into the Company's acquisition strategy. This examination has been through telephone conversations with rail line (Class 1 and short-line) representatives concerning their Company's future plans and with rail consultants who are familiar with current trends and properties in the rail industry. The Company has not signed or written any Purchase Offers or Purchase Letters of Intent to acquire any rail assets as of the date of this Prospectus. Even though the Company does not have any written Purchase Agreements in place as of the date of the Offering Circular, the Company believes it does have significant relationships within the rail industry, which the directors and executive officers have built over the years which should allow the Company to acquire rail assets shortly after the closing of the Offering and the acquisition of additional financing through the debt funding of Benelux Partners, Inc. See "Management" See "Business - Financing/Funding". Upon the closing of this Offering, the Company will use part of the proceeds from this Offering to finance the debt funding, which should ultimately allow the company to acquire the rail assets it will need to become a fully operational railroad and allow the company to begin its acquisition strategy. See "Use of Proceeds"



     The funds from this Offering will not be sufficient to acquire any rail assets directly. The Company will need to secure additional debt capital in order for any acquisitions to occur. There can be no assurance made that this capital will be available to fund the Company's acquisitions strategy. However, the Company has identified several potential sources of debt capital that have expressed an interest in working with the Company. The Company has been working with one of these sources to acquire debt capital for the acquisition that the Company wishes to make. The Company has received a written firm funding commitment from Benelux Partners, Inc., for additional capital (debt capital) to fund the acquisitions planned by the Company. The firm funding commitment from Benelux Partners, Inc. is for a maximum of up to $30M U.S. Dollars for use in the purchase of rail assets. The Firm Funding Commitment is subject to certain conditions being met by the initial/base property and the Company itself. The key conditions are that the Public Offering must be completed and due diligence must be conducted on the initial/base property the Company eventually selects. Certain other conditions must be fulfilled before the Firm Funding Commitment becomes effective. The Firm Funding Commitment is discussed in greater detail in the Business Section of this Prospectus. See "Business - Financing/Funding". There are other potential sources for additional capital that may be approached by the Company at such time that additional acquisitions become imminent.


                                     THE OFFERING


Securities to be Offered: . . . . . .   200,000 shares of Common Stock
                                        (maximum)100,000 shares of Common Stock
                                        (minimum) Par value $.05, at $6.50 per
                                        share; These shares are being offered by the Company on a "best efforts" basis.
                                        See "Description of Capital Stock" and
                                        "Self-Underwriting."


Approximate Net Proceeds - Maximum: .   $1,300,000. See "Use of Proceeds."
Approximate Net Proceeds - Minimum: .   $  650,000. See "Use of Proceeds."


Use of Proceeds: . . .  . . . . . . .   The Company expects to use the net
                                        proceeds of the Offering to finance the
                                        administrative cost of the debt funding, begin implementation of its acquisition strategy, working capital and other general corporate purposes. See "Use of Proceeds."


Common Stock Outstanding After Offering
   -----Maximum:.....................   1,950,000 shares.
   -----Minimum:.....................   1,850,000 shares.

Common Stock Publicly Owned After Offering
   -----Maximum:.....................   200,000 shares.
   -----Minimum......................   100,000 shares.
_________________________

                                 CERTAIN RISK FACTORS

     Prospective purchasers of the Common Shares should consider carefully the information set forth under the caption "Risk Factors" on page 7, and all other information set forth in this Prospectus, in evaluating an investment in the Common Shares. The Company has a limited operating history and may be construed as a "development stage" company. For this reason investment in shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors".


                                SUMMARY FINANCIAL DATA





                               As of Dec. 31, 1997           As of the Effective Date
                            --------------------------      ---------------------------
                                                            As Adjusted     As Adjusted
                                       Actual                 Maximum         Minimum
                                      --------               ---------       ---------
Consolidated Balance Sheet Data
  Cash and Cash Equivalents(1)      $     924               $1,239,020      $ 589,020
  Total Assets                        155,816                1,393,912        743,912
  Total Liabilities                    61,904                        0              0
  Stockholder's Equity(2)              93,912                1,393,912        743,912



(1)  THE COMPANY HAS PRE-PAID THE COSTS OF THIS OFFERING TO $155,000
(2)  The Company has no redeemable convertible preferred stock.


                                COMPANY'S INDEBTEDNESS

     The Company has no outstanding indebtedness to any officers, directors, or commercial lending institutions, private individuals, or other affiliates. The Company may have general obligations under normal business lease agreements.


                                PLAN OF DISTRIBUTION

     The Company will be offering these securities under this Offering without the use of underwriters, brokers or dealers. The Officers and Directors of the Company will be the only persons selling the Company's securities. The Officers and Directors will receive no commissions or remuneration for the selling of the Company's securities. The Officers and Directors are relying on Rule 3a4-1 of the Exchange Act as the exemption from registration as a broker-dealer. Furthermore, no securities under this Offering are being sold on behalf of any security account holders. There are no funds from this Offering which are to be returned to any other stakeholders to the Company. Should the Minimum offered securities under this Offering of $650,000 or 100,000 shares not be fully subscribed to, it is the obligation of the Company to direct the Escrow Agent, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, pending the effective date of the Prospectus, to return all proceeds collected and deposited for purchase of the securities described herein, upon the expiration of 180 days from the effective date of this Offering. The funds deposited by the investors with the Escrow Agent, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, pending the effective date of the Prospectus, for the purchase of these securities to this offering will be returned without interest.


THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE " RISK FACTORS."

                                     RISK FACTORS

IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. POTENTIAL PURCHASERS OF THE CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO PURCHASE SHARES OF THE CLASS A COMMON STOCK OFFERED HEREBY.

FLUCTUATION IN REVENUES AND EXPENSES
     The companies in this industry have historically experienced fluctuations in revenues and expenses due to unpredictable events such as one-time freight moves, customer plant expansions and shutdowns, rail car sales, accidents and derailments. Once the Company has acquired one or more existing railroads, the occurrence of such events may cause further fluctuations in revenues and expenses and negatively affect the Company's financial performance.

AVAILABILITY OF ACQUISITION OPPORTUNITIES
     The Company's ability to apply its Acquisition Strategy and thus become a fully operational railroad is dependent upon its ability to acquire existing railroad properties. In making acquisitions the Company will compete with other short line and regional operators, some of which are larger, more experienced and/or have greater financial resources than the Company. There can be no assurance that acquisition opportunities will be available to the Company in the near future, or that the Company will be able to compete successfully for available properties. The Company's ability to acquire existing regional and short-line railroads and related railroad assets may also be dependent upon its ability to obtain financing for such acquisitions. Financing may not be available or may be available only on terms and conditions unfavorable to the Company. In addition, the Company's future credit facilities may contain certain limitations on the Company's ability to make acquisitions.

CUSTOMER CONCENTRATION
     Upon becoming a fully operational railroad, the Company's business could be adversely affected if any of the Company's customers suffer significant business downturns or reduce shipments of commodities transported by the Company. Additionally, the Company may depend on one or a small group of customers on any given rail line. The loss of one, or any portion of these customers, could affect the profitability of the Company.

RELIANCE ON KEY PERSONNEL
     TrueTraks success to date has been largely dependent on the leadership of Mr. Garry Oglesbee, Chairman, President and Chief Executive Officer and Mr. Leonard Mitchell, Vice President and Chief Operating Officer. While the Company is in the process of building a deeper, experienced management, advisory and consulting team, the loss of Mr. Oglesbee and/or Mr. Mitchell's services could adversely affect the Company's operations.

RELATIONSHIPS WITH CLASS 1 RAILROADS
     A substantial portion of the railroad traffic in the United States is dominated by a number of large Class 1-rail carriers that have substantial market control and negotiating leverage. Almost all of the traffic on the Company's potentially acquired railroads is interchanged with Class 1 carriers. A decision by any of these Class 1 carriers to discontinue transporting certain commodities or to use alternate modes of transportation, such as motor carriers, could adversely affect the Company's business in the future.

     Upon becoming a fully-operational railroad, the Company's ability to provide rail service to its current and/or future customers will depend in large part upon its ability to maintain cooperative relationships with Class 1 connecting rail carriers with respect to freight rates, car supply, reciprocal switching, interchange, trackage rights and other matters. A deterioration in the operations of, or service provided by connecting carriers, or in the relationships with its connecting carriers, could adversely affect the Company's business. The Company may not maintain an adequate supply of rail cars to meet the transfer demands. Further, the Company may not be able to obtain additional rail cars or replacements on favorable terms.

     Portions of the Company's eventual rail system could operate under leases, operating agreements or trackage rights agreements with Class 1 carriers. Failure of the Company to comply with such potential leases and agreements in all material respects could result in the loss of operating rights with respect to such rail lines, which would adversely affect the Company's business.

COMPETITION
     Each of the Company's potentially acquired railroads intends to operate typically as the only rail carrier directly serving its customers; however, the Company's railroads compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit times required, as well as the quality and reliability of the service provided. Any improvement in the cost or quality of these alternate modes of transportation could increase competition from these other modes of transportation and adversely affect the Company's business.

REGULATION
     Once the Company becomes a fully operational railroad, the Company's railroads will be subject to regulation by the Surface Transportation Board ("STB"), the Federal Railroad Administration ("FRA"), state departments of transportation and some state and local regulatory agencies. Despite deregulation in the recent years, federal and state regulation continues to affect profitability and competitiveness in the railroad industry. The federal and state regulatory processes negatively affect the Company through, among other things, the delays and costs associated with protracted abandonment proceedings and the legal cost associated with acquisition proceedings. Although the recently enacted ICC Termination Act of 1995 (the "ICCTA") purports to aim at eliminating or reducing such costs, the ICCTA has not been in effect long enough to determine the extent to which it will be successful in this regard. In reducing regulation, an effect of the ICCTA may be diminished regulatory protection for small railroads, which negatively affects their competitive position with their Class 1 connections.

ENVIRONMENTAL MATTERS
     The Company's eventual railroad operations and real estate ownership will be subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the handling, storage, transportation and disposal of waste and other materials. The railroads targeted by the Company for purchase regularly transport hazardous materials for shippers, and also periodically use hazardous materials in their own operations. As a result, the Company's future business will involve the risk of substantial environmental liability as a result of current and past operations.

LIABILITY FOR CASUALTY LOSSES


     The Company will obtain new, or assume current insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences on each of the railroads the Company intends to acquire. The Company should be able to secure adequate insurance coverage for the business. Under catastrophic circumstances such as accidents involving passenger trains or spillage of hazardous materials, the Company's liability could exceed its insurance limits. Insurance is available from only a limited number of insurers and there can be no assurance that insurance protection will continue to be available or, if available, will be obtainable on terms acceptable to the Company. The occurrence of losses or other liabilities which are not covered by insurance or which exceed the Company's insurance limits could materially adversely affect the future financial condition of the Company.


LABOR MATTERS
     The Company could have employees who are subject to collective bargaining agreements. Strikes and work stoppages, whether brought against the Class 1 carriers or the Company itself with which they connect, could adversely affect the future operations of the Company's railroads. In the future the Company may have collective bargaining agreements.

DILUTION


     Purchasers of Common Stock in the Offering will experience an immediate and substantial dilution of $6.18 per share (Minimum Offering) or $5.86 per share (Maximum Offering) in the net tangible book value of their shares. See "Dilution"


CONCENTRATION OF VOTING POWER


     Upon completion of the Offering, the directors and executive officers of the Company will beneficially own approximately 78% of the outstanding shares of Common Stock (under the maxi portion of the Offering) representing approximately 78% of the voting power of the Company controlled by Garry Oglesbee, (the Company's Chairman, President and Chief Executive Officer). As a result Mr. Oglesbee, will have the ability to affect the vote of the Company's stockholders on significant corporate actions requiring stockholders' approval, including mergers, share exchanges or sale of all, or substantially all, of the Company's assets. With such voting power, Mr. Oglesbee will have the ability to delay or prevent a change in control of the Company.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK
     Prior to this Offering there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price has been determined by the Company. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain and loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the industry, and other events or factors.


     The Company intends to apply for a registration/listing on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq SmallCap Market or National Market, as well as in the NQB Pink Sheets published by the National Quotations Bureau Incorporated. The OTC Bulletin Board has only recently been introduced as an alternative to "pink sheet" trading of over the counter securities. There can be no assurance that the OTC Bulletin Board will be recognized by the brokerage community as an acceptable trading medium. In the absence of such recognition, the liquidity and stock price of the Company's securities in the secondary market may be adversely affected. There is no guarantee that the Company will be able to meet the requirements of the OTC Bulletin Board and become listed on the Bulletin Board. As of this time no broker-dealer has agreed to make a market in the Company's securities.


SHARES ELIGIBLE FOR FUTURE SALE
     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sales will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and limit the Company's ability to raise additional capital. Upon completion of this Offering the Company will have 1,850,000 shares of Common Stock (minimum) or 1,950,000 shares of Common Stock (maximum) outstanding. The 100,000 shares (minimum) or the 200,000 shares (maximum) offered hereby will be fully tradable without restrictions. All of the remaining 1,750,000 shares of Common Stock outstanding are deemed to be "restricted securities" as that term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering. The Company, its officers, directors, and/or certain other stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 1 year after the date of this Prospectus subject to Rule 144 of the Securities Act ("Rule 144"). Following the Offering an aggregate of 1,750,000 shares will be subject to these restrictions. See "Shares Eligible for Future Sale"

POSSIBLE NEED FOR ADDITIONAL CAPITAL FINANCING
     The net proceeds of this Offering will not be sufficient to expand the Company and to provide for the implementation of the Company's Acquisition Strategy. The Company's cash needs may vary significantly from its predictions if it is unable to generate anticipated cash flow or its growth occurs faster than anticipated. No assurance can be given that the Company's predictions regarding its cash needs will prove accurate, nor that the Company, if able to secure any required additional financing when needed, or at all, or that such financing, if obtained, will be in terms favorable or acceptable to the Company. If the Company is unable to obtain additional financing when needed, it could be required to curtail its planned expansion and possibly reduce the scope of its operations. The Company's inability to obtain needed financing could have a material adverse effect on future operating results and any future growth and operating results will depend on management's continuing ability to implement its Acquisitions, Marketing, and Operating strategies, as to which no assurance can be given. See "Use of Proceeds", See "Business".

NO SPECIFIC PROPERTIES/RAIL ASSETS CHOSEN


     The Company presently does not own any rail assets. However, the Company has had general discussions with various companies and individuals concerning the status and future of their rail assets. These discussions have been of an informational nature only, thereby allowing the Company to acquire information for possible future action. The Company has not engaged in any direct talks with any Company or individual to acquire rail assets. The Company has examined various properties that may fit into the Company's acquisition strategy. This examination has been through telephone conversations with rail line (Class 1 and short-line) representatives concerning their Company's future plans and with rail consultants who are familiar with current trends and properties in the rail industry. The Company has not signed or written any Purchase Offers or Purchase Letters of Intent to acquire any rail assets as of the date of this Prospectus. There can be no guarantee that any of the properties investigated by the Company will be able to be acquired by the Company. See "Business"

LIMITATIONS ON TAKEOVERS
     Certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the stockholders the opportunity to realize a premium over the then prevailing market prices. Specifically, mergers and certain other corporate actions require the approval of two-thirds of the total votes represented by all Common Stock. The board is expressly authorized to consider a variety of factors and constituencies in determining the Company's best interests. In addition, under certain circumstances, Section 203 of the Delaware General Corporate Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to affect certain business combinations with the corporation for a three-year period.

NO DIVIDENDS
     TrueTraks, Incorporated has never paid cash dividends on the Common Stock and has no present intention to declare or pay a cash dividend on the Common Stock.

NO CREDIT
     The Company presently has no line of credit with any banks or leading institutions, nor can the Company guarantee any credit will be established in the future. Investors should be aware that lack of credit and the need for additional capital financing could cause adverse effects to the Company.

NO OPERATING REVENUE
     There have been no revenues achieved by the Company to date. There can be no guarantee that TrueTraks Incorporated will be successfully commercialized or that the Company will achieve any operating revenues ever.

BROAD DISCRETION IN APPLICATION OF PROCEEDS
     The principal purposes of this Offering is to finance the administrative cost of the debt funding, begin implementation of the Company's Acquisitions Strategy and provide funds for general corporate purposes. The Company has no current specific plans for a significant portion of the proceeds of the working capital. As a consequence, the Company's management will have broad discretion over the proceeds for the foreseeable future.

NON-REGISTRATION IN CERTAIN JURISDICTIONS


     The Company is applying for registration of this Offering in only three states, New Mexico, Colorado and Georgia. The Offering may not achieve the minimum amount to be sold or the maximum amount to be sold due to this limited registration. Registration in only four states could also affect the tradability of the common stock. This lack of tradability may have an adverse effect on the amount of shares sold.


NO UNDERWRITER
     TrueTraks Incorporated has chosen not to employ an underwriter for this size of an Offering. This decision by the Company to not utilize an underwriter poses the risk of not having an Errors and Omissions insurance policy normally carried by an underwriter. There is also the risk of the whole Offering not being sold out due to the lack of an underwriter.

NOTE: IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS DISCLOSURE DOCUMENT POTENTIAL INVESTORS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

                                  USE OF PROCEEDS

     The net proceeds to the Company from the Offering are to be $1,300,000 under the Maximum and $650,000 under the Minimum as there are no anticipated Underwriting fees, discounts, or commissions. It is the Company's intention to sell this issue under its own efforts, thereby increasing the net proceeds to the Company. The expenses of the Offering have been prepaid by the stockholders of the Company. None of the Company's stockholders will be selling stock under this Offering.

     The following table sets forth the use of the proceeds from this Offering:


                                          If Minimum Sold            If Maximum Sold
                                          ---------------            ----------------
                                        Amount           %        Amount              %
                                        ------           --       ------              --
   TOTAL PROCEEDS                    $650,000            100%     $1,300,000          100%

   LESS: OFFERING EXPENSES

   Commissions and Finders Fees      $      0              0%            $ 0           0%
   Legal & Accounting                ($77,500 Prepaid)*    0%     ($77,500 Prepaid)*   0%

   Copying & Advertising             ($77,500 Prepaid)*    0%     ($77,500 Prepaid)*   0%
   Other                                    0              0%              0           0%

   NET PROCEEDS FROM OFFERING        $650,000            100%      $1,300,000         100%
                                     --------            ----      ----------         ----
   USE OF NET PROCEEDS
   Legal Fees                        $ 80,000           12.3%        $150,000        11.5%
   Advertising                         10,000            1.5%          10,000          .8%
   Travel                              20,000            3.1%          40,000         3.0%
   Printing-Brochures                  10,000            1.5%          10,000          .8%
   Salaries                           150,000           23.0%         150,000        11.6%
   Secure Debt Funding                250,000           38.6%         572,000        44.0%
   Working Capital                    130,000           20.0%         368,000        28.3%
                                     --------          ------      ----------         ----
   TOTAL USE OF NET PROCEEDS          650,000          100.0%       1,300,000       100.0%
                                     --------          ------      ----------       ------
                                     --------          ------      ----------       ------




     * THE EXPENSE OF THIS OFFERING, $155,000, HAS BEEN PREPAID BY THE COMPANY. NO PROCEEDS FROM THIS OFFERING WILL BE USED TO PAY FOR ANY EXPENSES OF THIS OFFERING.


     The Company intends to use the net proceeds from this Offering to finance the administrative costs of the debt funding, which is needed to purchase the initial/base property, begin implementation of its acquisitions strategy and working capital purposes. The acquisitions strategy stage will require the Company to hire or retain the services of individuals with specific railroad experience in the areas of acquisitions, due diligence, operations, marketing, finance, and law. The Company will attempt to secure the services of these types of individuals as soon as possible upon completion of the Offering. The Company intends to become a fully operational railroad through the acquisition of an initial/base property, which could be an existing regional, short-line railroad and/or divested Class 1 rail line. The Company feels it can become a fully operational railroad within 18 months after it acquires the initial acquisition/base property. Beyond the Company's Acquisitions Strategy, the Company intends to grow through the acquisition of existing regional, short-line railroads, and/or divested Class 1 rail lines. These acquisitions may be by asset purchase, stock purchase, lease, operating lease or any combination thereof. The Company may manage rail assets for a non-affiliated third party, for a fee or other type of compensation. As of the date of this Prospectus, no acquisition is probable.



     The proceeds that will be used for legal representation in the acquisition of rail assets will be in the amount of $150,000 under the Maximum and $80,000 under the Minimum. Advertising by the Company, to promote the Company and its services, will be $10,000 under the Maximum and $10,000 under the Minimum. Travel by the Company's executives to appraise and negotiate with the various rail property owners is $40,000 under the Maximum and $20,000 under the Minimum. Printing costs for the Company's collateral material under the Maximum is $10,000 and $10,000 under the Minimum. The executives will receive salaries (collectively) from the Offering in the amount of $150,000 under the Maximum and $150,000 under the Minimum.



     The Company plans on using funds from working capital to secure leases for office space, office equipment, computers, automobiles and possibly other equipment which may be needed in the everyday course of business. These equipment leases will be secured using part of the proceeds from the $368,000 under the Maximum and $130,000 under the Minimum These leases may be secured through a commercial building leasing service or a realtor for the office space. The Company may use various business retailers or distributors for the office equipment and computers and through local automobile dealers for the auto leases, depending on the best price at the time of leasing. Additional items that may be needed will be leased from local or international companies depending on the best price at the time of leasing.

     Working capital will be used to run the day to day operations of the Company and would result in $368,000 under the Maximum and $130,000 under the Minimum. A portion of the working capital may be used to assist in the securing of the debt funding.



     The Company plans to secure the debt funding by using funds from the $572,000 under the Maximum, or $250,000 under the Minimum. The debt funding should allow the Company to acquire its initial/base property. This Offerings main purpose is to finance the debt funding the Company will need to acquire its initial/base property. See "Business".



     The Company will need additional funding to complete the initial/base property acquisition and any additional properties the Company plans to acquire. There can be no assurance made that this capital will be available to fund the Company's initial acquisition or any further acquisitions planned in the Company's Acquisitions Strategy. However, the Company has met with and received a written commitment from a funding source in Fort Lauderdale, Florida for the additional capital required to purchase the Company's initial acquisition. The Company will need funding of up to $30M U. S. Dollars to complete the purchase of the Company's initial/base acquisition. The Company feels, based on the experience of the Officers and Directors, that it will require up to $30M to purchase an initial/base property, purchase equipment and allow the Company to have sufficient cash on hand to sustain the business until it is generating a self-sustaining cash flow itself. See "Business - Financing/Funding. The funding source in Fort Lauderdale, Florida, (the firm of Benelux Partners, Inc.) has expressed an interest in funding other acquisitions that the Company intends to pursue. Other funding sources for additional capital will be approached by the Company at such time that additional acquisitions become imminent or probable. See "Business"



     The proceeds of this Offering after deducting cash used in the Company's operations will not be adequate to fund all of the Company's plans. If adequate funds are not made available, the Company may be required to delay, scale back or eliminate parts of its development plan or obtain funds through arrangements with collaborative partners or others that may require the Company to alter its plans on ownership and/or control. If the Company was not able to secure the additional debt financing, the Company presumably would not be able to secure the initial/base property, begin implementation of its acquisition strategy and never become a fully operational railroad. If this situation occurred the Company would have to find another method of acquiring railroad assets, if possible, and another method to generate revenue for the Company, if possible. If these options were not feasible or even if they were feasible, the Company may never come to fruition and/or become a profitable entity. These types of situations could force the Company into financial distress or worse.



     The net proceeds from the Offering will not be sufficient to fund the development of the Company's Acquisitions Strategy for the next 12 months. Additional funding will be required for the continuing development of the Acquisition Strategy. The intended acquisition of the Company's initial/base property should enable the Company to become a fully operational railroad. The Company will require additional capital to acquire additional rail assets that will be targeted, at some point in time, for purchase by the Company. While no assurance can be given, the Company believes that it will be able to secure the additional capital required to successfully implement its Acquisitions Strategy. The Company believes it will be able to secure the additional capital to advance its acquisition strategy because of the conversations between the Company, Benelux Partners, Inc. and other potential lending sources. Proceeds not immediately required for the purposes described above will be invested primarily in United States Government securities or qualified money market funds. The Company will need material amounts of funds from other sources to be used in conjunction with the proceeds of this Offering.



     The Company will have access to the Minimum (escrowed) portion of the funds raised in this Offering, once the Minimum sale of shares has been reached, even if the Company has not obtained the debt financing as of that date. It is highly unlikely that the debt funding will be in place until after the Offering is closed, either the minimum or the maximum portion. The Company will need the funds from this Offering to pay for the administrative costs of the debt funding that will allow the Company to acquire its initial/base property.


     The foregoing represents the Company's best estimate of the net proceeds of the Offering based on current planning and business conditions. The exact allocation of the proceeds for the purposes set forth above and timing of the expenditures may vary significantly depending upon numerous factors, the time and cost involved in obtaining any regulatory approvals, the status of competing entities, the establishment of sales and marketing capabilities and the establishment of collaborative relationships with other parties, if necessary.

                                      DILUTION

MAXIMUM OFFERING
     The net tangible book value of the Common Stock after a successful Maximum Offering would be $0.64. Net tangible book value per share of Common Stock represents the total tangible assets (total assets minus intangible assets) reduced by total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect of this Offering by the Company of 200,000 shares offered hereby assuming an offering price of $6.50 per share, the pro forma net tangible book value of the Common Stock, after deduction of selling and offering expenses, would have been approximately $1,239,020 or approximately $.64 per share. Thus purchasers of the shares offered hereby would have suffered immediate dilution of $5.86 per share.




     Initial public offering price per share. . .                $6.50
       Net tangible book value per share at
         Dec. 31, 1997. . . . . . . . . . . . . . $0.00
       Increase per share to attributable to
         new investor . . . . . . . . . . . . . . $0.64
                                                  -----
     Pro forma net tangible book value per
       share after the offering . . . . . . . . .                $0.64
                                                                 -----
     Dilution per share to new investors. . . . .                $5.86
                                                                 -----
                                                                 -----



MINIMUM OFFERING
     The net tangible book value of the Common Stock after a successful Minimum Offering would be $0.32. Net tangible book value per share of Common Stock represents the total tangible assets (total assets minus intangible assets) reduced by total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect of this Offering by the Company of 100,000 shares offered hereby assuming an offering price of $6.50 per share, the pro forma net tangible book value of the Common Stock, after deduction of selling and offering expenses, would have been approximately $589,020 or approximately $0.32 per share. Thus purchasers of the shares offered hereby would have suffered immediate dilution of $6.18 per share.



     Initial public offering price per share . .                 $6.50
       Net tangible book value per share at
         Dec. 31, 1997 . . . . . . . . . . . . .  $0.00
       Increase per share to attributable to
         new investor  . . . . . . . . . . . . .  $0.32
     Pro forma net tangible book value after
       this offering . . . . . . . . . . . . . .                 $0.32
                                                                 -----
     Dilution per share to new investors . . . .                 $6.18
                                                                 -----
                                                                 -----



     The following tables sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid (at the initial public offering price of $6.50 per share by purchasers of shares offered by the Company hereby.)


MINIMUM OFFERING



                               Shares Purchased                Total Consideration
                               ----------------               ----------------------
                                                                                             Ave. Price
                             Amount     Percent              Amount          Percent         Per Share
                           ---------    ---------            ---------      ----------      -----------
Existing Shareholders      1,750,000      94.6%               $ 157,500       19.5%           $     0.09
New Investors                100,000       5.4%               $ 650,000       80.5%           $     6.50

Total                      1,850,000       100%               $ 807,500        100%



MAXIMUM OFFERING



                               Shares Purchased                Total Consideration
                               ----------------               ----------------------
                                                                                             Ave. Price
                             Amount     Percent              Amount          Percent         Per Share
                           ---------    ---------            ---------      ----------      -----------
Existing Shareholders      1,750,000      89.7%               $   157,500     10.8%           $      0.09
New Investors                200,000      10.3%               $ 1,300,000     89.2%           $      6.50


Total                      1,950,000       100%               $ 1,457,500      100%




                                  DIVIDEND POLICY

     The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of all dividends will be at the discretion of the Company's board of directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.


                                   CAPITALIZATION


     The following table sets forth the capitalization of the Company as of Dec. 31, 1997 and as adjusted to give effect to, among other things, the Offering (at an assumed initial public offering price of $6.50 per share):




                                        As of:
                                     Dec. 31, 1997       Minimum      Maximum
                                     -------------      ---------    ----------
 Long-term debt. . . . . . . . . . .     $      0        $      0    $        0
 Short-term debt . . . . . . . . . .            0               0             0
      Total debt . . . . . . . . . .            0               0             0
 Stockholder's Equity:
    Common Stock, $.05 par value,
     2,000,000 shares authorized,
     1,750,000 shares issued and
     outstanding actual, as
     adjusted (1) 1,850,000 shares
     issued and outstanding
     (minimum) 1,950,000 shares
     issued and outstanding
     (maximum) . . . . . . . . . . .       87,500          92,500        97,500
     Additional paid-in  capital . .       70,000         715,000     1,360,000
       Deficit accumulated during
        development stage  . . . . .      (63,588)        (63,588)      (63,588)
         Total Stockholder's Equity.     $ 93,912        $743,912    $1,393,912
                                         --------        --------    -----------

         Total Capitalization. . . .     $ 93,912        $743,912    $1,393,912
                                         --------        --------    -----------
                                         --------        --------    -----------




(1) At Dec. 31, 1997, the Company had 1,750,000 common shares outstanding on a fully diluted basis consisting of: (i) 1,750,000 shares issued and outstanding; (ii) as adjusted common shares outstanding includes the sale of 100, 000 shares for the Minimum Offering and the sale of 200,000 shares for the Maximum Offering.


                                 PLAN OF OPERATION


     The Company was organized on March 31, 1997 and is in the development stage. Since inception the Company has been engaged principally in organizational activities, including developing a business plan, identifying and having general discussions with regional and short-line railroad acquisition candidates and potentially-divested Class 1 rail lines. The Company has also been negotiating with lending sources to acquire additional capital for the acquisition (s) that the Company will need to make. The Company has also been identifying qualified management, consulting, and advisory personnel necessary for the successful implementation of the Company's Acquisitions, Marketing and Operating Strategies and working to establish the business opportunities within the niche in which to focus the Company's efforts



     The Company has generated no revenues as to date and does not expect to generate meaningful revenues in the near future until such time, if ever, it has acquired its "initial/base property" and is a fully functioning railroad. The Company feels it can become a fully operational railroad within 18 months, after it acquires the initial/base property. The Company has incurred a loss since its inception, resulting in an accumulated deficit at Dec. 31, 1997 of $63,588. The Company anticipates that it will continue to incur losses for the foreseeable future until such time, if ever, the Company is able to generate sufficient revenues to finance its operations.



     The Company's objective is to become a dominant provider of rail freight transportation through the acquisition and consolidation of existing regional, short-line and divested rail assets from Class 1 railroads. The rail assets that become targeted by the Company, either publicly or privately owned, may be acquired via outright purchase, stock purchase, lease, operating lease or other combination.



     Following the completion of this Offering, the Company will move forward with its Acquisition, Marketing and Operating Strategies. The Company intends to acquire an initial/base property that would allow the Company to eventually become a fully operational railroad. The Company would then attempt to acquire, via asset purchase, stock purchase, lease, operating contract or appropriate combination thereof, additional rail properties within the surrounding areas. The Company then intends to acquire as many additional properties within the region (surrounding areas) that it could. It would then attempt to combine the acquired properties into a contiguous rail transportation system. The Company would then apply its Marketing and Operating Strategies to the operation of the rail system, contiguous or otherwise. The Company intends to begin a complete and comprehensive rail line rehabilitation program, commensurate and appropriate with existing traffic levels to increase reliability and enhance safety conditions. The Company intends to simultaneously reduce operating expenses to a level where maximum expense efficiencies are reached without compromising safety or customer service. The Company will attempt to generate sufficient levels of revenue and profitability to allow the Company to continue to explore new business and railroad acquisitions opportunities that are consistent with its Marketing and Operating Strategies.



     The funds received from this Offering will not be sufficient to satisfy the cash needs of the Company for the next twelve months. The Company will need additional funding after the Offering closes to acquire the initial/base property, which is discussed throughout this Prospectus. The Company intends to use the net proceeds from this Offering to finance the administrative costs of the debt funding that the Company will need to acquire its initial/base property and to begin implementation of its acquisitions strategy that should eventually allow the Company to become a fully-operational railroad and for working capital purposes.



     Over the next twelve months the Company intends to add employees on an as-needed basis. In addition to the initial management team, the Company, upon completion of this Offering, intends to secure the services of individuals with specific expertise in the railroad acquisitions due diligence process, railroad operations, transportation marketing, logistics and railroad law. These individuals' prior involvement/employment in the rail industry may bring to the Company, important contacts and relationships within the Class 1 and regional/short-line railroad communities. These individuals will work during the Company's ongoing Acquisitions Strategy to focus the process of identifying acquisition opportunities, perform the due diligence analysis needed to determine acquisition price and operating strategy, and to conduct marketing studies and shipper interviews to identify what additional opportunities for revenue growth are available.



     It is the Company's intent to acquire an existing regional or short-line railroad and utilize the property as its initial/base property. Thus, the initial management, operating, marketing, and the administrative work force will already be in place. As additional railroads or rail lines are acquired, the organizational structure will evolve, by absorbing, where practical, operating employees of each acquired railroad.



                                      BUSINESS

INDUSTRY SUMMARY
     Since 1980 the railroad industry in the United states has undergone significant changes due to the passage of the Staggers Rail Act of 1980 (the "Staggers Rail Act") The 1980 Staggers Rail Act fundamentally changed Federal regulatory policy by emphasizing the promotion of "revenue adequacy" (the opportunity to earn revenues sufficient to cover cost and to attract capital) for the railroads and allowing competition to determine, to a greater extent, rail prices and route service options. Since 1980, Class 1 railroads in the U.S and Canada have taken steps to improve profitability and increase their market share. The Class 1 railroads have focused their capital resources on their core system, which is the long haul sector. Certain Class 1 railroads have sold branch lines/short-lines to smaller operators, who have lower overheads and are willing to commit the resources necessary to service the shippers/customers on the branch lines. The divestment of the branch lines/short lines allows Class 1 carriers to minimize capital expenditures, improve efficiency while avoiding traffic losses and the long drawn out legal processes involved with abandonment.

     Out of this environment was created a host of smaller regional and short-line railroads that could afford to operate profitably where the larger carriers could not, due to their much lower overhead and operating cost structures. While able to operate on a profitable basis, many of these newly-created regional and short-line railroads simply did not have the excess capital or access to capital required to expand and improve their physical plant and equipment resources. As a result, many of these new regional and short-line railroads took on a "custodial" transportation role; providing continued service for selected shippers that remained on-line, but limited, by lack of capital or management resources as to their ability to upgrade their physical plant or transportation services in order to compete for new traffic sources.


     A new wave of merger activity appears to be taking place within the railroad industry. In 1995, the Burlington Northern and Santa Fe railroads merged. In 1996, the Union Pacific and Southern Pacific railroads merged and in 1997 the Norfolk Southern and CSX railroads have agreed to buy and divide the Conrail railroad system. In 1998 the Canadian National and the Illinois Central are contemplating a merger. These completed and proposed mergers could result, as they have in the past, in a new wave of rail line divestitures by these new, larger entities, as they focus their resources on their most profitable core routes.


     As the remaining Class 1 railroads look to rationalize non-priority portions of their rail systems, they will be looking to divest those rail line assets to other railroad operators. These railroad operators will be required to have the capital and management resources to continue to operate these rail lines efficiently, maintain the physical plant, and be willing to work cooperatively with the Class 1 railroads to create a structured and seamless interchange of traffic to and from these divested rail lines.

                               CURRENT CORPORATE STATUS


PRESENT STATUS
     The Company is currently a non-operating/development stage company. The activities of the executives to-date have been: 1.) identifying regional, short-line railroad acquisition candidates and potentially-divested Class 1 rail lines; 2.) identifying and negotiating with lending sources to acquire additional capital for possible acquisitions that the Company wishes to secure; 3.) identifying qualified management, consulting, and advisory personnel necessary for the successful implementation of the Company's Acquisitions, Marketing and Operating Strategies; and 4.) working to establishing the business opportunities within the niche in which to focus the Company's efforts.



     Following the completion of this Offering, the Company will move forward with its Acquisition, Marketing and Operating Strategies. The Company intends to acquire an initial/base property that would allow the Company to become a fully operational railroad. The Company would then attempt to acquire, via asset purchase, stock purchase, lease, operating contract or appropriate combination thereof, additional rail properties within the surrounding areas. It would then attempt to combine the acquired properties into a contiguous rail transportation system. The Company would then apply its Marketing and Operating Strategies to the operation of the rail system, contiguous or otherwise. The Company may also manage rail assets for a non-affiliated third party, for a fee or other type of compensation



     The Company intends to begin a complete and comprehensive rail line rehabilitation program, commensurate and appropriate with existing traffic levels to increase reliability and enhance safety conditions. The Company intends to simultaneously reduce operating expenses to a level where maximum expense efficiencies are reached without compromising safety or customer service. The Company goal would be to generate sufficient levels of revenue and profitability to allow the Company to continue to explore new business and railroad acquisitions opportunities that are consistent with its Marketing and Operating Strategies.


CURRENT MANAGEMENT TEAM
GARRY G. OGLESBEE

     Mr. Garry G. Oglesbee is the Founder, Chief Executive Officer and a Director of the Company. Please see "Management" for a complete resume of Mr. Oglesbee, located on page 24.


LEONARD R. MITCHELL

     Mr. Leonard R. Mitchell is the Vice-President and a Director of the Company. Please see "Management" for a complete resume of Mr. Mitchell, located on page 24.



ADDITIONAL MANAGEMENT
     In addition to the initial management team, the Company acquisitions strategy stage will require the Company to hire or retain the services of individuals with specific railroad experience in the areas of: acquisitions, due diligence, operations, marketing, finance, and law. The Company will attempt to secure the services of these types of individuals as soon as possible upon completion of the Offering. These individuals, prior involvement/employment in the rail industry may bring to the Company important contacts and relationships within the Class 1 and regional/short-line railroad communities. These individuals will work during the Company's ongoing Acquisitions Strategy to focus the process of identifying acquisition opportunities, perform the due diligence analysis needed to determine acquisition price and operating strategy, and to conduct marketing studies and shipper interviews to identify what additional opportunities for revenue growth are available.


     After successful implementation of the Acquisitions Strategy, the Company anticipates it will continue to employ a staff of full-time and contract personnel whose function is to evaluate additional acquisitions opportunities and revise the base Company structure to allow for effective expansion. Employees will be added on an as-needed basis as the business dictates.


LICENSE AND REGULATORY CONSIDERATIONS
     TrueTraks, Incorporated will be subject to regulations by the Surface Transportation Board (STB), the Federal Railway Administration (FRA), State Departments of Transportation, and various state and local regulatory agencies once it becomes an operating railroad company. The STB is the successor to certain regulatory functions previously administered by the Interstate Commerce Commission (ICC). Established in 1995 by Congressional Act, the STB has jurisdiction over service levels and compensation of rail carrier for rail car use by other railroads, authorizing extension or rail line abandonment, acquisition of rail lines, and consolidation, merger or acquisition of control of rail carriers. The STB may also review rail carrier pricing only in the event of a complaint concerning transportation rates where there is an absence of competition.



     The FRA has jurisdiction over safety and railroad equipment standards and also assists in the coordination of projects for railroad route simplification. The FRA regulates nearly all aspects of railroad operations. These regulations can be found in the Federal Code of Regulations Title 49. These regulations include, but are not limited to, safety rules, locomotives, car and track inspection, hours of service, engineer certification, drug and alcohol testing for covered employees, accident reporting (injuries and derailment), record keeping and track maintenance.



     The Department of Transportation also regulates the Company's trucks and drivers for proper licensing of individuals who are engaged in track and equipment maintenance.



     If the Company did not comply with all the regulations of appropriate regulatory agencies the Company may be forced to cease operations temporarily or permanently. The Company could also be fined or face other disciplinary actions brought by regulatory bodies. The governing regulatory bodies may also pass additional regulations that may make it difficult or impossible for the Company to continue operations. Any of the above mentioned actions, or other possible actions brought against the Company by the regulatory authorities, may be detrimental to the Company.


                                      STRATEGY


GENERAL
     TrueTraks, Incorporated intends on becoming a fully functioning rail transportation company and a major provider of rail freight transportation in the regions of the country where it eventually will serve. It intends to accomplish this goal through the acquisition and consolidation of existing regional, short-line or divested Class 1 rail lines in the regions of the country the Company intends to serve.



     The acquisition and consolidation of existing regional and short-line railroads could provide opportunities to generate new levels of revenue, profitability and more efficient customer service through the elimination of duplicate costs and functions. It may also provide the opportunity to generate more efficient single-line rail transportation service for a greater number of customers and the opportunity to gain a longer line-haul and a greater share of the transportation revenue for goods moving through the region on the Company's combined rail system. The acquisition and consolidation of existing regional and short-line railroads may also provide the opportunity to attract new customers through the efficiencies gained by establishing a single, contiguous regional rail transportation system.



     The Company's strategy is to acquire existing regional, short-line railroads and rail lines divested by Class 1 railroads in geographic regions of the country and combine them into a contiguous railroad system within that region. The Company's fundamental acquisition strategy is to identify properties that have large industrial customers that can provide the Company with a stable revenue base and the potential to generate revenues and additional customers upon the implementation of a focused market plan. In new areas that the Company plans to enter, the Company intends to select rail properties that have adequate size to establish a presence in the area, provide a basis of growth for the area and have the availability to attract qualified management. In areas the Company already would have a presence, the Company intends to select properties that it believes the implementation of a revised operating plan is likely to generate a significant operating efficiency, which ultimately should lead to increased revenues. The properties that would be selected in the areas that the Company already has a presence in, also must have large industrial customers that have the potential to generate revenues. The goal of these "regionally-specific" railroad entities would be to provide consistent, quality rail transportation services and to work aggressively within the region to identify, develop and promote industrial and economic development opportunities that utilize rail transportation as a primary transportation source.



     The Company intends to engage itself cooperatively with connecting Class 1 railroads to maximize the benefits to them by providing a rail "feeder" system and the Company intends to further work cooperatively with non-railroad transportation entities to develop strategic transportation partnerships.


ACQUISITION SOURCES
     Over the last 15 years, a large number of regional and short-line railroads were created as larger rail entities (often-times Class 1 railroads) divested portions of their rail infra-structure that they deemed as marginal, too expensive to maintain or superfluous due to a merger with another railroad. Many of these regional and short-line railroads were created by operating entities whose primary desire was to maintain rail service for a selected number of customers on-line. In many cases, the customers themselves created a shipper's consortium to purchase and operate the divested rail lines to ensure continued rail service.


     The number of regional and short-line railroads continues to grow, and is expected to grow at an accelerated pace if the current wave of merger activity continues between the Class 1 rail carriers. This continued merger activity creates the opportunity for additional divestiture candidates by the Class 1 railroads. It is within this current and growing number of existing regional, short-line and eventually divested Class 1 rail lines, that the Company will apply its Acquisitions Strategy.



     The Company has identified numerous rail properties in various geographic regions that could fit into the Company's acquisition strategy and allow the Company to acquire and combine some of these selected rail properties into a larger contiguous regional rail system. In the various areas of the country which the Company desires to employ its Acquisitions Strategy, the Company has spent time conducting trips, meeting local, state and government officials, and holding meetings with shippers and economic development groups to share its proposal to create a regional rail transportation system. The information gained by the Company during these meetings has provided a broad base of information which has been, and will be, used in the development of acquisitions proposals once the Offering is completed and will eventually be incorporated in the Marketing and Operating Plans.



     The continued merger activity among the remaining Class 1 railroads could eventually cause these larger railroads to shift their operating focus away from serving the local and regional markets that they once served prior to their merging. The Company would generate revenue by positioning itself as the dominant rail carrier within a geographic region and expanding the rail service to those once-served by a Class 1 railroad, or by assuming service on rail lines once owned by a Class 1 railroad. The Company should be able to compete for the acquisition of divested sections of Class 1 rail lines after it has established itself as a dependable and experienced railroad operating company. The acquisition and operation of existing regional and short-line railroad properties may provide the Company the necessary credibility to compete for acquisition of divested Class 1 rail lines when they become available.



     Some of the railroads, which the Company could acquire after the completion of the offering, could be owned by entities that do not have the financial resources and/or the incentive to dramatically improve the rail infrastructure. Rail line maintenance and rehabilitation are required to maintain reliable and safe service, and to expand potential service options.
The Company will take a long-term view on the rehabilitation of the railroads that it may purchase. The business value of a combined system such as the Company envisions could provide both the financial resources and the business incentive to bring rail line infrastructure improvements within a five-to-seven year time frame.



     The Company sees opportunity throughout the entire United States to implement its Acquisitions Strategy. Various regions of the country which appear, based upon the availability of connectable regional and short-line railroad properties and potential Class 1 rail line divestitures, would be: 1.) the near-West region, encompassing such states as Kansas, Colorado, New Mexico, and Utah; 2.) Northeast, encompassing such states as New York, New Jersey, and the New England area; 3.) the Southeast, encompassing such states as The Carolinas, Tennessee, and Kentucky; and 4.) Midwest, encompassing such states as The Dakotas, Minnesota, Iowa, Indiana, and Ohio While these are general regions which the Company has identified as having the greatest near-term opportunities to implement the Company's Acquisitions Strategy, it will not rule out other geographic locales, provided they fit within the niche that the Company has defined.


ACQUISITION COMPETITION
     There are currently a number of publicly and privately held companies that are involved in the ownership and operation of regional and short-line railroads in numerous geographic locations. The primary competitors for the Company's goals and objectives are: Genesee and Wyoming Corporation, RailTex Industries, OmniTRAX, RailAmerica, and Pioneer Railcorp and possibly others. These companies own and operate several hundred to several thousand miles of rail lines throughout the United States, and have the advantages of an established track record, established relationships with Class 1 railroads and established lines of credit and financing facilities.


     Not all of the primary competitors seem to have a corporate strategy similar to that of the Company. RailTex, Pioneer Railcorp, OmniTRAX, and RailAmerica tend to focus their acquisitions on smaller short-line and switching railroads with under $10 million in revenues. These competitors tend to grow their business by diversification of geographic location as opposed to maximum expansion within a defined geographic location.


     The prime competitor whose historical corporate acquisitions and operations strategy most closely mirrors that of the Company is Genesee and Wyoming Corporation. With the supply of available regional and short-line railroads and the potential for additional rail line divestiture by the Class 1 railroads, there could be an ample availability of acquisition candidates for the Company, which could mitigate any direct competitive effects.


     Typically the Company would bid against other short line and regional operators for available properties. Based upon economic and strategic considerations, the seller would determine the structure/price of each transaction. In addition to the financial terms of the transaction, sellers may consider more subjective criteria such as a prospective purchaser's operating experience or management's experience in the railroad industry.


     The Company intends to compete with the trucking industry by hauling large volumes of commodities at a lower cost per ton/mile and provide on time service to meet the customers needs. These factors coupled with a lower cost and greater fuel efficiency should allow the Company to compete with the trucking industry. The Association of American Railroads has computed fuel efficiencies and found locomotives are three (3) times as fuel efficient as trucks and can haul greater loads longer distances, which should produce considerable fuel savings for the Company.



     The Company intends to compete within the rail industry by charging a lower price per ton/mile. The Company intends to operate with a reduced crew, which would consist of an engineer and conductor. The Company intends to have lower horsepower locomotives and less costly locomotives, which should allow the Company to have a very competitive rate structure.


ACQUISITION COSTS/CONSIDERATIONS
     Purchase prices for railroads and divested Class 1 rail lines are arrived at through negotiations based upon several industry norms. The various methods center around three basic industry guidelines: 1.) Multiple-to-Revenue generated on-line, 2.) $1.00 lease per year plus a percentage of business interchange charges should rail traffic be diverted to a different railroad, 3.) Net Liquidation Value of the Base, which is the scrap value of the track structure and underlying land values. Historically, acquisitions of divested Class 1 track and outright acquisition of an existing regional or short-line railroad have been based on a multiple of gross revenues. Recent transaction costs have ranged from between 1.5 times to 2.5 times gross revenues. These figures will often include equipment, but everything is negotiable. The multiple to revenues paid can be adjusted up or down by several factors, including: track condition, maintenance requirements, diversity and stability of customer base, seasonality of the business, connecting rail carriers, assumption of certain liabilities and expected financial returns.

     The Company, in evaluating acquisition opportunities, would consider, among other things, the size of the rail operations, customer and commodity diversification, connecting carriers, revenue stability, track and maintenance requirements, opportunities for expansion and financial returns. The Company would also consider acquisition opportunities that would have the potential to enable the rail line to provide better or more cost effective service to major shippers or to increase or diversify the overall customer make-up of the railroad.


     The Company's strategy will be to acquire railroads by asset purchase, stock purchase, leasing, operating rights or any appropriate combination thereof, using the lowest multiple to gross revenues possible, yet insuring that all underlying real estate and underground and air rights are included in any purchase. The advisory and consulting staff hired during the Acquisitions Stage should help to insure the maximum level of success in this area.


     The decision to abandon, sell, or otherwise cease operational interest in certain track by Class 1 railroad management can arise for numerous reasons. One major factor in that decision is based upon how much and what type of traffic is carried on the property. If the traffic on the railroad or rail line segment is primarily concentrated in the hands of a single customer, the price paid must reflect the potential risk of the loss of the key customer. If the Class 1 rail line acquisition includes equipment (locomotives and rail cars), the sales price will be adjusted to reflect those equipment assets.

     The definitions of available rail lines divested by Class 1 railroads can be described by the three terms utilized industry-wide: The first term is "scrap". If the property under consideration for divestiture carries less than 20 rail cars per mile per year, the owning railroad will consider this property to be scrap unless it provides other strategic benefits to maintaining ownership. The second term is "sell as marginal". If a rail line carries less than 30 rail cars per mile per year, the railroad will consider the sale of this property due to its marginal profitability, unless it provides some other strategic benefit to the Class 1. The operational costs on Class 1 railroads and many large regional railroad operating companies make continued operations of these low-traffic properties not viable from an economic standpoint. The third term is "keep as profitable". If the rail line carries more than 30 cars per mile per year, the Class 1 will typically consider retaining this property unless there is some strategic or resource allocation benefit that can be derived from its sale or lease.

     As additional railroads and divested Class 1 rail lines are added to the initial/base acquisition, line haul distances for traffic will be expanded, thereby improving revenues-per-ton-mile. Equipment utilization will be improved by operating locomotives greater distances and by expanding the number of originating customers that can utilize Company-owned or-leased freight car equipment. As additional properties are added, overhead costs should be reduced by the consolidation of administrative, accounting, maintenance, marketing and other management functions.


SUMMARY
     An opportunity may currently exist to acquire independently owned regional and short-line railroads in various geographic regions and combine them into a single contiguous regional rail transportation system. Furthermore, the railroad industry could experience further merger and consolidation activity among the Class 1 railroads. In time, this could make available for purchase or lease portions of former Class 1 track that can be operated profitably by an entity whose focus is more regional in nature and has a lower overhead expense than a Class 1 railroad.



     This acquisition and merger trend could eventually result in a national rail system composed of a few coast-to-coast railroads, and smaller, regionally specific "feeder" rail systems. While this system exists partially today in the current railroad environment, this trend could accelerate in the comings years, and will require a greater level of cooperation and coordination between all rail transportation service providers to deliver a seamless level of service to the customer.



     The Company intends to operate in any region of the country where the potential exists to acquire several existing regional, short-line and divested Class 1 rail lines, and combine these acquisitions into a larger contiguous regional rail transportation system. While the Company has had general discussions with various regional and short-line acquisition candidates, no formal purchase agreements or Letters of Intent for the purchase of rail assets have been executed to-date.

                                 FINANCING/FUNDING


     The Company will need additional funding after the offering closes to acquire the initial/base property, which is discussed throughout this Prospectus. The debt funding will be for an amount of up to $30M U.S. Dollars. The Company feels, based on the experience of the Officers and Directors, that it will require $30M to purchase an initial/base property, purchase equipment and allow the Company to have sufficient cash on hand to sustain the business until it is generating a self-sustaining cash flow itself. The Company intends to use the proceeds of this Offering, either the $650K minimum or the $1.3M maximum, to finance the administrative costs of the debt funding, begin implementation of the Company's acquisition strategy and for working capital purposes.



     The Company has met with and received a written commitment from a funding source in Fort Lauderdale, Florida for the additional capital required to purchase the Company's initial/base property. There will be certain administrative fees, legal, accounting, travel, consulting, etc. that will be incurred by the Company in the process of acquiring the debt funding to secure the base property. These expenses will be paid out of the use of proceeds.



     The Company presently does not own any rail assets. However, the Company has had general discussions with various companies and individuals concerning the status and future of their rail assets. These discussions have been of an informational nature only, thereby allowing the Company to acquire information for possible future action. The Company has not engaged in any direct talks with any Company or individual to acquire rail assets. The Company has examined various properties that may fit into their acquisition strategy. As of the date of the Offering Circular the Company has not specifically picked any rail property as its intended initial/base property. Once the Company has closed the Offering, it will in the near future make a decision on which property it will attempt to acquire as its initial /base property. At that time the Company will work with Benelux Partners, Inc. to complete the debt funding, that will be needed by the Company, to acquire the initial/base property.



     The Firm Funding Commitment is based upon certain conditions being met. First, The Company must substantiate there is adequate collateral available to meet the lenders requirements. Second, the Company must substantiate that the property has a sufficient cash flow, or will have, in a time frame sufficient to handle the debt load of the loan and other everyday monetary obligations. Third, the Company must complete the SB-2 filing with the Securities Exchange Commission and at least close the minimum portion of the Offering. Fourth, the Company must pay any necessary fees that pertain to the debt funding. Fifth, the property must pass the due diligence investigation of the lender. Sixth, there may be certain other conditions that arise during the funding process that the Company will have to fulfill to complete the financing.



     Once the Company has acquired its initial/base property it will proceed with the process of attempting to acquire additional rail properties. The funding source in Fort Lauderdale, Florida, (the firm of Benelux Partners, Inc.) has also expressed an interest in funding other acquisitions that the Company intends to pursue. Other funding sources for additional capital will be approached by the Company at such time that additional acquisitions becomes imminent. The Company's executive officers and directors have many years' experience in the rail industry and have acquired numerous contacts throughout the rail industry. The contacts and the experience of the officers and directors in the rail industry may help the Company stay informed of rail assets that are on the market or will be coming on the market.



     Debt financing for rail assets may be the most viable method for the Company to use in acquiring rail assets. The most viable form of debt financing could be a type of convertible debt. This convertible debt would allow the debt holders the option to convert their interest payments, principal payments or a combination of these two into an equity position in lieu of receiving cash. This debt structure could help the Company if a cash flow shortage occurred, at some point in time. There is no guarantee that this is the debt structure the Company and Benelux Partners Inc. will agree on to be used as the debt vehicle.


     There can be no assurances made that additional capital will be available to fund the Company's initial/base acquisition or any further acquisitions planned by the Company. Such funding, if available, may be on terms unfavorable to the Company, have restrictions on future acquisition and/or restrictions on future uses of capital or other restrictions that may be unfavorable for the Company.

                                     MARKETING


     It is the Company's intent to acquire an existing regional or short-line railroad and utilize the property as it's initial/base property. Thus, the initial management, operating, marketing, and the administrative work force will already be in place. As additional railroads or rail lines are acquired, the organizational structure will evolve, by absorbing, where practical, operating employees of each acquired railroad.



     The Company's intended marketing plan is designed to work synergistically with the operational plan. The Company's operational plan has various objectives which are, maximizing the profitability of the current revenue base of each railroad acquired, increasing the revenue traffic on each acquired railroad, creating operational and customer service efficiencies. These objectives also include developing traffic and revenue synergies through the combined contiguous regional rail transportation entity and generating incremental revenue growth by attracting smaller customers and providing ancillary services that generate non-freight revenues.



TARGET MARKETING
     Upon becoming a fully operational railroad operating company, the Company intends to implement an aggressive marketing campaign in the regional markets that it intends to serve. The Company intends to utilize a well-trained, knowledgeable and pro-active marketing team experienced in understanding and explaining the benefits of rail transportation services to potential customers. The Company also intends to develop creative and/or expanded transportation solutions for the current customer base. The Company intends to direct its marketing efforts towards manufacturers, inter-modal trucking companies, agricultural firms, commodity producing industries, municipalities, and industrial/economic development authorities whose transportation needs are not being fully met, or whose businesses could expand or diversify through the application of greater transportation efficiencies.



     The Company intends on being pro-active in working with our customers to provide new or additional transportation services. Personal involvement by the Company's operational, marketing and customer service professionals will emphasize the value that the Company places on the customers' business. The Company anticipates personal relationships with customers can be established that will strengthen the Company's opportunity to foster long-term customer loyalty.



     Upon becoming a fully-operational railroad, the Company intends to develop additional transportation and logistics strategies that should improve the customers' ability to move their products to their customers and to customize existing services to meet specialized customer demands. This strategy should complement our customer service philosophy and foster customer loyalty. This strategy should also allow the Company to capture and retain a greater portion of the customers' transportation needs.



     Upon becoming a fully-operational railroad, the Company may seek alliances with other railroads for the purpose of conducting mutually beneficial business. These alliances could be beneficial to the expected growth in revenue traffic that could be carried by the Company's future railroads. These alliances could result in additional profit for the Company. The Company intends to work cooperatively with other transportation modes to develop partnerships designed to leverage each other's inherent strengths. By developing these relationships with Class 1 carriers, other regional and short-line railroads and other non-rail transportation entities, new sources of revenue traffic and higher levels of profitability could eventually be realized.


                                     OPERATIONS


REVENUE
     The railroad industry is an interconnected network of track. As a result, rail cars that originate on one railroad will often travel over the track of another or several railroads. In these cases, the railroad that has the foreign rail cars traveling on their property are charged a daily rate (known as "Car Hire") by the owner of the rail car. This daily rate is incumbent upon the rail car owner to track and collect. The coordination of the interchange of rail cars is done through the Association of American Railroads (AAR) by means of electronic data interchange. Once the Company acquires its first railroad, it will earn car hire income on equipment that it owns or leases that travels over other railroads. The Company will also earn revenue for the repair of foreign-owned freight car equipment that requires repair while traveling on the Company's rail system. Billing for this service is through AAR-established rates and is remunerative.

     Although some traffic may both originate and terminate on Company-owned rail lines, most traffic will be received or forwarded via interchange with other railroads. For customer convenience, only one rate is quoted on traffic moving over multiple railroads and only one railroad is responsible for the billing and collection of revenues. The revenue collected must be divided between all railroads participating in the traffic move, with that division being accomplished by one of the following methods: Revenue may be collected by negotiation between railroads; an established division of revenue agreement; a dictated allowance from a Class 1 railroad to a short-line railroad; an established switching allowance in major terminal areas; or a set fee-for-haulage agreement.



INSURANCE
     The Company intends to carry or obtain insurance coverage for losses arising from personal damages in the event of derailments or other accidents or occurrences. The Company may also carry excess liability insurance policies that would provide supplemental coverage for losses in excess of the primary policy limits. The Company's liability policy would also cover certain aspects of hazardous commodities and personal injury issues. The Company also plans to carry all-risk property damage insurance coverage. The Company plans to carry sufficient insurance coverage to handle most situations; however; in the event of a catastrophic situation, the Company may not have sufficient insurance coverage to adequately cover the liability. If this type of situation occurred the Company could be adversely effected.


CONTRACTS
     Once a railroad acquisition has taken place, the Company will assume certain contractual conditions. Historically, when an acquisition takes place, all marketing contracts with shippers remain in effect, trackage rights remain in effect and all leases on property or adjacent property are assigned to the new owner. Should a shipper have certain negotiated pricing with a current-servicing Class 1 railroad, those arrangements remain in effect.


ENVIRONMENTAL
     The Company's intended operation will be subject to various federal, state and local laws and regulations relating to the protection of the environment which have and will become increasingly stringent. These environmental laws and regulations, which are implemented principally by the Environmental Protection Agency (EPA) and equivocal state agencies, govern the management of hazardous wastes, the discharge of pollutants in the air and into surface and underground waters and the disposal and manufacture of certain substances. Any expense incurred in maintaining compliance with current environmental laws and regulations should not have a material effect on the Company's earnings or expenditures. However, there can be no assurance that the current regulatory environment will not change, or unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws and regulations will not be discovered on Company property or acts committed by the Company were in non-compliance by the Company. The Company may be acquiring property that may have environmental considerations and potential remediations. Prior due diligence should reveal this aspect, and the eventual purchase price will be adjusted to reflect the potential expenses for the remediation of any environmental issues.



                                     MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The Company's Officers and Directors have more than 140 years of Experience in the Rail Industry. During the railroad careers of Messrs. Eidson, Mitchell, Wiles, Chappue and Oglesbee they have built many relationships. These relationships range from highly placed officers in Class 1 and short line rail lines to administrative and line managers and other middle level managers in the rail industry. These relationships also include governmental agencies, shippers, political officials, railroad consultants and human resource consultants. There are many other relationships that are too numerous to disclose. These relationships may provide a wide range of necessary and future contacts to help the Company achieve its desired results.



     Information regarding the Company's Directors and Executive Officers as of the date of this Prospectus, is as follows:


                  Name              Age                 Position
                  ----             ----                 ---------
Garry G. Oglesbee . . . . .        56         Chairman, President, Chief
                                               Executive Officer, Director
Leonard R. Mitchell . . . .        53         Vice-President, Chief
                                               Operating Officer, Director




GARRY G. OGLESBEE
     Mr. Oglesbee was named Chief Executive Officer of the Company effective March 31, 1997. Mr. Oglesbee is a 1973 graduate of LaSalle University, Chicago, Illinois, where he received his degree in Business Management. Prior to attending LaSalle University, Mr. Oglesbee attended Barstow Community College, Barstow, California, where he studied Civil Engineering and Mathematics. Mr. Oglesbee also is a Certified Locomotive Electrician, he completed his apprenticeship in 1964 with the Atchison and Topeka, Santa Fe Railway Apprentice School where he attained a 4.0 GPA and finished in the top 10% of his class.

     Prior to accepting this position, Mr. Oglesbee was an independent consultant in his own firm, Rail Transportation Consulting Inc., providing executive level focused services to the rail transportation industry. The focused services Mr. Oglesbee offered his clients included planning new rail services, operational improvements, Federal Railroad Administration Regulations, facilities planning and development, computer systems requirements, locomotive engineering training, and scheduling.


     Prior to operating Rail Transportation Consulting Inc., Mr. Oglesbee spent over 30 years with the Atchison and Topeka, Santa Fe Railway. Mr. Oglesbee spent 22 years in positions of responsibilities and management. Mr. Oglesbee is a federally licensed locomotive engineer and designated supervisor of locomotive engineers (DSLE). He left Santa Fe in 1994 as the Manager of Train Operations, Trainmaster of five subdivisions Gallup East, Gallup West, Lee Ranch, Defiance, and Coranoda and Springerville. His responsibilities also included management of all Yard and Local Train Operations in Gallup that encompassed the supervision of over 600 personnel.



     Mr. Oglesbee's other achievements are the establishment and conduction of the locomotive maintenance training program including solid state and transistor theory. He was responsible for the development and implementation of the "split yard" concept which allows for storage and operations to coexist thereby reducing switching time and increasing revenue which realized a 46% ROI in 3 years. Mr. Oglesbee was also responsible for the design and implementation of track switching layouts to serve the paper mill industry providing for efficient loading, unloading, and turnaround that realized $5 million in annual revenues. He designed and implemented train schedules and crew training to move 11 million tons of coal annually from 2 mines to 5 power plants representing 35% of Santa Fe's coal business with a 96% on-time delivery and zero injuries in 3 years of operation. He was responsible for the re-design of the operations plan for service to industrial customers thereby increasing on-time service to 89% and crew reduction costs by 22%. Additionally, Mr. Oglesbee implemented the Federal Engineer licensing certification program and personally certified 35 Engineers in less than 12 months



LEONARD R. MITCHELL
     Mr. Mitchell was named Vice-President and Chief Operating Officer for the Company effective August 1, 1997.


     Mr. Mitchell is a 1972 graduate of Eastern New Mexico University of Portales, New Mexico where he received his Bachelor of Science degree. Mr. Mitchell also is a graduate of the Westinghouse Air Brake School, the Santa Fe Locomotive Engineer Training School and the Nashville Diesel Mechanics School.

     Mr. Mitchell has over 34 years experience in the Railroad Industry. Mr. Mitchell starting with the Santa Fe Railroad as a Locomotive Fireman in 1963 and progressed through the positions of Locomotive Engineer, Operating Assistant and Safety Supervisor. As Safety and Transportation Supervisor for the Santa Fe Railroad from 1974 to 1976 Mr. Mitchell was responsible for safety and training programs for various railroad divisions. He was responsible for maintaining and developing budgets, interpreting and dealing with F.R.A. regulations and dealing and directing large staff organizations.

     In 1977 Mr. Mitchell became an Assistant Trainmaster and in 1976 became a relief Assistant Superintendent. In 1981 Mr. Mitchell became a Rules Examiner and in 1987 became a Manager of Rules for the Santa Fe Railroad. In 1991 Mr. Mitchell became the designated supervisor of Locomotive Engineers and in 1993 became the Assistant Superintendent of Operations for the Santa Fe Railroad. Mr. Mitchell at the present time is still employed by the Omnitrax railroad as Superintendent of Operations.


LILLY BETER
     Lilly Beter is president of Lilly Beter Capital Group, Ltd. with offices in Washington, DC, Minneapolis and Century City, Los Angeles. The firm was founded over thirty years ago when she had been associated with her late husband, Dr. Peter David Beter in his law firm until his death in 1987. During that time, Dr. Beter had been General Counsel for the Export-Import Bank of Washington, co-founded a mining exploration company (SODESMIR) in Zaire and represented financial interests internationally. Ms. Beter provided government representation to their clients.



     She has lived abroad extensively and has a global perspective representing companies in the Pacific Rim countries, South America, Europe and the Caribbean. Ms. Beter is on the Board of Directors of various national and international companies and a member of the American League of Lobbyists and the American Arbitration Association.



MICHAEL CHAPPUE
     Mr. Chappue was named Director effective March 31, 1997. Mr. Chappue attended the University of Pittsburgh for Mechanical and Electrical Engineering. He served in the Army from 1967 to 1969, from which he was honorably discharged.




     Mr. Chappue served his apprenticeship as locomotive electrical apprentice for the Missouri Pacific Railroad from 1964 till 1967. Mr. Chappue was employed by Southern Pacific Railroad as a Locomotive Electrician from 1969 till 1971. Pima Mining Company also employed him as lead electrician from 1969 till 1971. In 1971, Utah International employed him as Lead Electrician and Supervisor until 1972. In 1972, he was the Electrical Superintendent for the Peabody Coal Company until 1974. From 1974 till 1975 he was the Electrical Superintendent for the Arch Mineral Corporation. From 1975 till 1976 he was the Electrical Superintendent for the Wierton Ice and Coal Company.



     Mr. Chappue, from 1976 till 1978 was the Electrical Superintendent for the Peabody Coal Company in Black Mesa, Arizona. From 1978 till 1989, he was the Electrical Superintendent for Chevron Minerals Corporation. In 1989, Mr. Chappue was Vice-President of Industrial Power and Equipment Company. This company was a service organization for field and shop electrical service and engineering, railroad and mining servicing. From 1992 till 1996 he was Superintendent of the motive power division, as a Contractor and Supervisor, for Arizona and California Railroad. In 1996, Mr. Chappue formed and became the President of Motive Power LTD., a company that specializes in locomotive electrical repairs and modifications.



LONNIE EIDSON,
     Mr. Eidson was named Director effective March 31, 1997. Mr. Eidson served four years in the United States Marine Corp, He was honorably discharged in March of 1949. In 1950 he was employed by the Santa Fe Railroad at Belen, New Mexico.



     Mr. Eidson started as switchman, then a Yardmaster. In 1962 he was promoted to the position of General Yardmaster, which is responsible for all operations of a railroad terminal. From 1964 till 1965, he held the position of Acting Trainmaster at different locations on the division.



     In 1966 he was promoted to Trainmaster and worked out of Clovis, New Mexico and San Bernardino, California. He was also an Assistant Superintendent in Carlsbad, New Mexico. In 1967 he received a certificate from the University of Southern California, Institute of Business Economics, for achievements in business economics. In 1972 he was appointed Division Superintendent of the Los Angeles Terminal Division. After six years at this position he was transferred to the Albuquerque Division Headquarters at Winslow, Arizona. In 1988 he was transferred to Amarillo Texas as Division Superintendent of the plains division. On August of 1989 Mr. Eidson retired from Santa Fe Railroad where he has worked for over 39 years.



WILLIAM T. MUTH
     Mr. Muth was named director and secretary effective March 31, 1997. Mr. Muth has spent his business career engaged in growth and entrepreneurial companies that have been on the leading edge of business and industry trends. Mr. Muth completed a five-year professional baseball career with the Montreal Expos and the New

York Mets baseball organizations. Mr. Muth worked for three years in the planning and analysis group of Connecticut General Insurance Company in Davenport Iowa where he accomplished President's Club qualifications all three years.



     Mr. Muth entered the communications industry with ROLM Corporation in 1983 in large systems marketing. During his nine-year career with the ROLM product line he was honored as Sales Person of the year twice, managed two vertical markets in higher education and health care, and was a product manager and part of the 9005 Product Announcement team in 1990. Mr. Muth left his position at ROLM to start EBS, a physician computing company in Chicago in 1992, and grew the business rapidly supporting over 200 doctors within two years. Upon successful sale of EBS in 1994, Mr. Muth began financial consulting with start-up and expanding entrepreneurial firms.



     Among his other qualifications, he has executive negotiation and consulting experience, strong analytical, financial and marketing skills, Mergers and Acquisitions experience, business development and competitive industry analysis skills. Mr. Muth has also been trained as an ISO 9000 lead auditor. Mr. Muth attended Elmhurst College in Elmhurst IL. and Northwestern University in Evanston IL. from 1989 to 1992, where he studied Marketing, Finance and Economics.



JACK L. WILES
     Mr. Wiles was named a director effective July 1, 1997. Mr. Wiles is a 1963 graduate of Texas Tech University, Lubbock, Texas where he received a Bachelor of Science degree in Biology and Physical Sciences. He also received a degree in International Business and Economics from the University of Southern California in 1980.



     Mr. Wiles was in the United States Air Force from 1963 till 1969. He graduated pilot training in 1964 and when he was honorable discharged in 1969 he held the rank of captain.



     From 1969 till 1973 he was Assembly Supervisor for Texas Instruments. He was responsible for the assembly of certain weaponry ordered by the U.S. Government.



     From 1973 till 1978 Mr. Wiles was a locomotive engineer. From 1979 till 1988 he held the position of Road Foreman of Engines. This position included the training and evaluating of locomotive engineers.



     From 1988 till 1996 he held the position of Assistant Superintendent Operating. In this position Mr. Wiles managed 2 to 4 sub-divisions, with an operating budget from $40 to $85 million dollars. He administered discipline programs, set operating priorities and was responsible for personnel development. Some of his accomplishments in this position are as follows. Designed switching operations and track layout for two paper and OSB mills. He was selected to teach a four-month course at the locomotive training facility located in Topeka, Kansas in 1995. He also designed an efficiency test form for use in field-testing and it is in use today.



     Since 1997 he has pursued contract work within the Short Line rail industry. He is a manager with demonstrated ability to administer all facets of the rail industry. He has experience in operations on both division and sub-division levels.


KEY MAN INSURANCE
     The Company plans to obtain "key man" insurance policies on its officers at the completion of this Offering. The loss or incapacity of any of the Company's management to perform their functions at the present time or in the foreseeable future before a qualified replacement is found could have a material adverse effect on the Company's operation. The Company, at the present time, does not have key man life insurance policies in place on the officers of the Company.

BOARD OF DIRECTORS COMPOSITION
     The Company's By-laws authorize the Board to designate the number of directors. The Company currently has seven directors. All directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors, when elected or appointed, will devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships between any of the director's executive officers or key employees of the Company.

BOARD OF DIRECTORS COMMITTEES
     The Company's Board of Directors plans in the near future to establish a Compensation Committee and an Audit Committee. The Compensation Committee would establish salaries, incentives and other forms of compensation for directors, executive officers and key employees of the company, and administer various other incentive compensation plans than may be instituted in the future. The Audit Committee would oversee the work performed by the Company's independent auditors and review the Company's internal audit controls.

DIRECTOR COMPENSATION
     The Company does not currently pay any cash director's fees, but it will pay the expenses of its directors in attending board meetings. The non-employee directors of the Company may, in the future, be entitled to cash compensation or compensation through stock options or warrants. The Employee Directors will not be entitled to cash Director's fees but will have their expenses paid, if required, to attend board meetings.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY
     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company believes that such indemnification covers gross negligence on the part of the indemnified parties. The Company's Certificate of Incorporation also permits it to secure insurance on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

          The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") after the effective date of this Offering, and expects to continue to carry D&O Insurance following this Offering. In addition, the Company has entered into an indemnification agreement with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company.


     The Company through the limitation of liability, indemnification provisions in its Certificate of Incorporation, D&O Insurance and the indemnification
agreements will enhance the   Company's ability to continue to attract and
retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply.


LEGAL PROCEEDINGS
     TrueTraks, Incorporated is not a party to any legal proceedings.


                               EXECUTIVE COMPENSATION



     The following table reflects all forms of compensation for services to the Company. No executive officer, director or significant employee will receive compensation that will exceed $150,000 per annum for the first fiscal year the Company is in operation. There has been no remuneration for services to the officers of the Company prior to the completion of this Offering. The Company has accrued wages for the executive officers of the Company commencing on March 31, 1997.


                                                                                    Long-Term Compensation
                                                                                    ----------------------
                                              Annual Compensation                     Awards              Payouts
                                             --------------------                    -------              -------

                                                                Other                      Securities                     All
                                                               Annual        Restricted    Underlying      LTIP          Other
                                      Salary      Bonus     Compensation        Stock       Options/      Payouts     Compensation
                             Year     ($)(3)    ($)(1)(3)     ($)(2)(3)      Awards ($)     SARs (#)        ($)        ($)(2)(3)
                             ----     -------   ---------  -------------    -----------    ----------     -------     ------------
     Garry G. Oglesbee       1997     $75,000       *             *               -             -            -             *
  Chief Executive Officer    1998     $75,000       *             *               -             -            -             *
         President


    Leonard R. Mitchell      1997     $75,000       *             *               -             -            -             *
  Chief Operating Officer    1998     $75,000       *             *               -             -            -             *
      Vice-President




(1) Each officer of the Company is eligible to receive annual bonus awards totaling not more than 2% of gross sales on any given month, based on the achievement of performance established by the Board of Directors.
(2) Will consist of premiums paid by the Company on life and health insurance polices.
(3) No officer, director or employee will receive compensation in excess of $150,00 for the first fiscal year of operations.
* The value of this compensation can not be determined at this time. No bonus projections have been figured or insurance policy premiums or other types of compensation have been calculated at this time.

MANAGEMENT BONUS PLAN
     The Company has established a Management Bonus Plan pursuant to which key management personnel of the Company are eligible to receive cash bonuses based upon achievement of specified targets and goals for the Company and for the particular employees. Each officer of the Company is eligible to receive annual bonus awards totaling not more than 2% of gross sales on any given month, based on the achievement of performance criteria established by a bonus review committee consisting of members of the Board of Directors of the Company.

DIRECTOR COMPENSATION
     The Company does not currently pay any cash director's fees, but it will pay the expenses of its directors in attending board meetings. The non-employee directors of the Company may, in the future, be entitled to cash compensation or compensation through stock options or warrants. The employee directors will not be entitled to cash director's fees but will have their expenses paid, if required, to attend board meetings.

EMPLOYMENT AGREEMENTS
     The Company presently has five-year employment agreements with Messrs. Oglesbee and Mitchell. Each employment agreement has a five-year term. Pursuant to the agreements, each officer receives a specified annual salary which may, at the discretion of the Board, be increased in light of performance, inflation or other factors. Each officer may also be entitled to receive an annual bonus based on the Company's performance, awarded at the discretion of the Board based upon the attainment of mutually agreed upon performance goals. Performance goals of the Company for purposes of calculating bonus payments are not specified in the employment agreements but rather are determined on a yearly basis by mutual agreement between the Board and the officers. Additionally, pursuant to such employment agreements, Messrs. Oglesbee and Mitchell have entered into Confidentiality, Non-Compete and Proprietary Rights Agreements.

STOCK OPTION PLAN
     The Company currently has no stock option plans in force for officers, directors and/or employees of the Company. Any such plan must be adopted by the Board of Directors and approved by the shareholders. The Board of Directors Compensation Committee would administer these types of plans. The Company, at some time in the future, may institute a stock option plan or a variant of a stock option plan for the officers, directors and/or employees of the Company.

OTHER COMPENSATION
     The Company has tentative plans to offer to the officers, directors and/or employees of the Company, in the future, health insurance, life insurance and possibly other forms of compensation. There have been no decisions or plans made on implementation of these other methods of compensation for officers, directors and/or employees.

                               PRINCIPAL SHAREHOLDERS



     The following table sets forth as of Dec. 31, 1997 and as adjusted to reflect the sale of shares of the Company's Common Stock in this offering, certain information with respect to beneficial ownership of the Common Stock by
(i) each person or entity known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the summary compensation table, and (iv) all directors and officers as a group. Except if indicated in footnotes to this table, each of the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.






                                               SHARES BENEFICIALLY            SHARES BENEFICIALLY            SHARES BENEFICIALLY
                                                  OWNED BEFORE                   OWNED AFTER                     OWNED AFTER
                                                  THE OFFERING                   THE OFFERING                   THE OFFERING
                                             -----------------------      ------------------------       -----------------------
                                                                                   MINIMUM                         MAXIMUM
                                                                                  --------                         --------
                                              NUMBER     PERCENT(4)          NUMBER     PERCENT(4)          NUMBER      PERCENT(4)
                                             --------   -----------       ----------   ------------      ----------    -----------
 DIRECTORS, EXECUTIVE OFFICERS
 AND/OR BENEFICIAL OWNERS

 Garry G. Oglesbee(1)(2)(3)                 1,750,000        100%          682,000         36.9%         682,000           34.9%

 Leonard R. Mitchell(1)(2)(3)(5)                               0%           50,000          2.7%          50,000            2.6%
                                                    0

 Lilly Beter(2)(3)(5)                                          0%          600,000         32.5%         600,000           30.7%
                                                    0

 Motive Power Ltd.(5)(6)                                       0%           50,000          2.7%          50,000            2.6%
                                                    0

 Lonnie Eidson(2)(3)(5)                                        0%           84,000          4.5%          84,000            4.3%
                                                    0

 Karl Benz(5)                                                  0%          100,000          5.4%         100,000            5.1%
                                                    0

 Dr. George Gavrell(5)                                         0%          100,000          5.4%         100,000            5.1%
                                                    0

 Nelda Oglesbee(5)                                             0%           34,000          1.8%          34,000            1.8%
                                                    0

 William T. Muth(2)(3)                              0          0%                0            0%               0              0%

 Jack Wiles(2)(3)(5)                                0          0%           50,000          2.7%          50,000            2.6%

 Michael T. Chappue(2)(3)                           0          0%                0            0%               0              0%

 All directors and officers as a
 group (7 persons)                          1,750,000        100%        1,466,000         79.2%       1,466,000           75.2%






               DETAIL OF OWNERSHIP OF TRUETRAKS INCORPORATED HELD BY
                        MOTIVE POWER LTD. COMMON STOCK




                                              SHARES BENEFICIALLY             SHARES BENEFICIALLY            SHARES BENEFICIALLY
                                                  OWNED BEFORE                   OWNED AFTER                     OWNED AFTER
                                                  THE OFFERING                   THE OFFERING                   THE OFFERING
                                             -----------------------      ------------------------       -----------------------
                                                                                   MINIMUM                         MAXIMUM
                                                                                  --------                         --------
                                              NUMBER     PERCENT(4)          NUMBER     PERCENT(4)          NUMBER      PERCENT(4)
                                             --------   -----------       ----------   ------------      ----------    -----------
 DIRECTORS, EXECUTIVE OFFICERS
 AND/OR BENEFICIAL OWNERS

 Michael T. Chappue (6)                            0           0%             50,000           2.7%          50,000           2.6%
 49545 Hopi Drive
 Parker, Arizona 85344



(1)  The address of the executive officers are as follows:
     Garry G. Oglesbee        Leonard Mitchell
     1408 Kit Carson Drive    1509 Sundance
     Gallup, NM 87301         Wichita, KS 67230

(2)  A Director of the Company.

(3)  The addresses of the Directors are as follows:
     Garry G. Oglesbee        Leonard Mitchell         Lilly Beter
     1408 Kit Carson Drive    1509 Sundance            3925 Excelsior Blvd. #5
     Gallup, NM 87305         Wichita, KS 67230        St. Louis Park, MN. 55416

     William T. Muth          Lonnie Eidson            Michael Chappue
     4N 608 High Meadow Road  4570 Valancius Way       49545 Hopi Dr.
     St. Charles, IL 60174    Lake Montezuma, AZ 86342 Parker, AZ 85344

     Jack Wiles
     12940 Basswood Lane
     Beaumont, TX 77713

(4) Percentage calculation is based upon 1,750,000 shares outstanding (actual) as of Dec. 31, 1997. The minimum percentage calculation is based upon 1,850,000 shares outstanding after the Offering and the maximum percentage calculation is based upon 1,950,000 shares outstanding after the Offering.
     There are no options, warrants or rights to purchase securities outstanding.

(5)  Will receive shares from Mr. Oglesbee open completion of this offering.
     These shares are to be considered partial compensation for the funds loaned to Mr. Oglesbee by the Officers, Directors and/or future shareholders. See
     "Shares Beneficially Owned After the Offering".

(6)  Michael T Chappue owns 100% of the stock of Motive Power Ltd.





     Certain Officers, Directors and future shareholders will be receiving shares of Common Stock from Garry G. Oglesbee. These Officers, Directors and future shareholders are receiving their equity ownership in the Company, shares of Common Stock, for loaning Mr. Oglesbee money to capitalize the Company and for performing certain services/tasks that Mr. Oglesbee needed performed. See "Shares Beneficially Owned After the Offering - Minimum" located in the table preceding this paragraph. Mr. Oglesbee will repay the Officers, Directors and future shareholders the funds that were loaned to him in full. Mr. Oglesbee received loans from the following Officers, Directors and/or future Shareholders in the following amounts; Lilly Beter $30,000, Leonard Mitchell $15,000, Lonnie Eidson $5,000, Karl Benz $30,000, Motive Power Ltd. $15,000, Dr. George Gavrell $30,000. Nelda Oglesbee and Jack Wiles performed pre-formation services for the Company. Mr. Oglesbee invested $30,000 of his own funds prior to receiving loans from other Officers, Directors and future shareholders that he used to capitalize the Company. See "Shares Beneficially Owned After the Offering - Minimum" located in the table preceding this paragraph The distribution of the shares of Common Stock to certain Officers, Directors and future shareholders is to be considered part of the repayment plan for the funds borrowed by Mr. Oglesbee. The shares of Common Stock that Mr. Oglesbee is distributing to certain Officers, Directors and future shareholders is to be considered 144 stock. This 144 stock that the certain Officers, Directors and future shareholders will receive will be subject to a lock-up agreement and will be held by the transfer agent for a period of one year from the date of distribution.



                          SUMMARY OF CERTAIN TRANSACTIONS




   OFFICER OR                 TRANSACTION                  VALUE     AMOUNTS TO
    DIRECTOR                                             RECEIVED       BE
                                                        (IN STOCK)    RECEIVED
                                                                     (IN CASH)
 Garry G.        Garry G. Oglesbee contributed cash in  1,750,000       None
 Oglesbee        the amount of $157,500 for
                 organizational expenses and to
                 capitalize the Company.



     The Company has no plans to enter into any transactions with or make any advances to or from officers, directors or stockholders of the Company. In the future, the Company will not engage in any transactions with its officers, directors or five percent shareholders or their affiliates unless the transaction is approved by a majority of the disinterested directors of the Company after full disclosure and will be on terms no less favorable to the Company than would be available from an affiliated third party.


                            DESCRIPTION OF CAPITAL STOCK

GENERAL
     The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, par value $0.05 per share. Upon consummation of the Offering, 1,850,000 shares of Common Stock will be issued and outstanding under the Minimum, and 1,950,000 shares of Common Stock will be issued and outstanding under the Maximum. The Company's Certificate of Incorporation does not authorize any shares of Preferred Stock.

     The following summary description of the securities of the Company is qualified in its entirety by reference to the Articles of Incorporation ("Articles") of the Company, a copy of which is filed as an exhibit to the Registration Statement of which this Offering Circular is a part. The By-laws have been adopted by the stockholders and the Board of Directors of the Company.

COMMON STOCK
     The issued and outstanding shares of Common stock are, and the shares offered hereby when issued in accordance with the terms of this Offering will be validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. Holders of Common Stock have no preemptive rights, conversion rights, subscription rights or cumulative voting rights to any securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK
     The Board has the authority to authorize and issue shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each series, without any further vote or action by the stockholders. Shares of Preferred Stock that are so designed may have rights which are superior to those of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available, or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common. At present the Company has no plans to authorize or issue any Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW CERTIFICATE OF INCORPORATION AND BYLAWS
     The Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

DELAWARE TAKEOVER STATUTE
     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                          SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this Offering, the Company will have 1,850,000 shares of Common Stock outstanding (minimum) and 1,950,000 shares of Common Stock outstanding (maximum). Of these shares, the 100,000 shares (minimum) or the 200,000 shares (maximum) sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES
     The remaining 1,750,000 shares of Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act. On the date of this Offering Circular, no shares other than the 100,000 shares (minimum) or the 200,000 shares (maximum) offered hereby will be eligible for sale.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this Offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company and the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

       Prior to this Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


                                 SELF-UNDERWRITING



     This Offering will be Self-Underwritten to save the commission expenses incurred by using an independent underwriter.

     The sales of this Offering will be through this Prospectus only. This Prospectus is the only official document of this Offering. No officer or director will receive compensation or commission from the sales of this Offering. The Officers and Directors are indemnified through the Company's Certificate of Incorporation. See "Management, Limitations on Director's and Officer's Liability". This Offering will only be sold by the following officers of the Company:

Garry G. Oglesbee             Leonard Mitchell
P.O. Box 5065                 15029 Sundance
Gallup, New Mexico 87305      Wichita, Kansas 67230



     The Company intends to apply for a registration/listing on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq SmallCap Market or National Market, as well as in the NQB Pink Sheets published by the National Quotations Bureau Incorporated. The OTC Bulletin Board has only recently been introduced as an alternative to "pink sheet" trading of over the counter securities. There can be no assurance that the OTC Bulletin Board will be recognized by the brokerage community as an acceptable trading medium. In the absence of such recognition, the liquidity and stock price of the Company's securities in the secondary market may be adversely affected. There is no guarantee that the Company will be able to meet the requirements of the OTC Bulletin Board and become listed on the Bulletin Board. As of this time no broker-dealer has agreed to make a market in the Company's securities.


     Prior to the Offering made hereby, there has been no public market for the Common Stock. Accordingly, the initial public offering price has been arbitrarily determined by the Company. Among the factors considered were the Company's results of operations, current financial conditions, estimates of the business potential and prospects of the Company, the market for the Company's products, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market, market conditions for new offerings of securities and the prices of similar securities of comparable companies and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering made hereby.


                                   ESCROW ACCOUNT

     The Board has made the decision that FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, will be used for the impound of funds generated by this Offering, pending the effective date of the Prospectus. They will hold in escrow all proceeds from this Offering until the Minimum $650,000 (the sales of 100,000 shares) has been obtained. At that time, under the pending agreement, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN., will release the funds to the general fund account of TrueTraks, Incorporated, although the Company will continue to sell the offering to reach the Maximum $1,300,000 (the sale of 200,000 shares) from the date of effectiveness to 180 days. These funds once released will then be used as described in the Use of Proceeds. See "Use of Proceeds".

                                   LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bartz & Bartz, 6750 France Avenue South, Suite 350, Edina, Minnesota 55435 Certain legal matters in connection with the Offering will be passed upon for the Company by Bartz & Bartz, 6750 France Avenue South, Suite 350, Edina, Minnesota 55435.


                            TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Commercial Transaction Center Ltd., 3925 Excelsior Boulevard, Suite 5, St. Louis Park Minnesota 55416.


                                      EXPERTS


     The balance sheet as of Dec. 31, 1997 and the related statements of Income
(Loss) and Retained Earnings (Deficit), stockholders' equity and cash flows included in this Prospectus and the related financial statements included elsewhere in the registration statement of which this Prospectus is a part, have been included herein in reliance on the reports of Curtis Forse, an independent Certified Public Accountant, 5304 - 367 Court, North Branch, Minnesota 55056, given upon the authority of Curtis Forse as an expert in auditing and accounting.

                                TRUETRAKS INCORPORATED
                            INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .  F-2
Balance Sheet at Dec. 31, 1997 (audited) . . . . . . . . . . . . . . . . .  F-3
Statement of Income (Loss) and Retained Earnings (Deficit)
  for the Nine Months Ended Dec. 31, 1997 (audited). . . . . . . . . . . .  F-4
Statement of Changes in Stockholders' Equity for the
  Nine Months Ended Dec. 31, 1997 (audited). . . . . . . . . . . . . . . .  F-5
Statement of Cash Flows for the Nine Months Ended
  Dec. 31, 1997 (audited). . . . . . . . . . . . . . . . . . . . . . . . .  F-6
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  F-7

                             INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
TrueTraks, Incorporated
Gallup, NM. 87301


     I have audited the accompanying balance sheet of TrueTraks, Incorporated as of Dec. 31, 1997, and the related statements of Income (Loss) and Retained Earnings (Deficit), stockholders' equity and cash flows for the year ended Dec. 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on this financial statement based on my audit.


     I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.


     In my opinion the financial statements referred to above presents fairly, in all material respects, the financial position of TrueTraks, Incorporated as of Dec. 31, 1997, and the results of its operations and its cash flows for the year ended Dec. 31, 1997 in conformity with generally accepted accounting principles.





---------------------------
Curtis Forse   CPA
North Branch, MN.55056
May 11, 1998

                               TRUETRAKS, INCORPORATED
                                    BALANCE SHEET
                                  December 31, 1997




                              ASSETS
Current Assets:
  Cash in Bank                                              $     924
                                                            ---------
Intangible  Assets
  Deferred Offering Costs                                     154,500
  Organizational Costs                                            500
     Less:  Accumulated Amortization                             (108)
                                                            ---------
  Total Intangible Assets                                     154,892
                                                            ---------

          TOTAL ASSETS                                      $ 155,816
                                                            ---------
                                                            ---------


               LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Accrued Liabilities                                       $      50
  Accrued Salaries                                             56,250
  Note Payable-Officer                                          5,500
  Interest Payable                                                104
                                                            ---------
          TOTAL LIABILITIES                                    61,904
                                                            ---------

STOCKHOLDERS' EQUITY

  Common Stock, $.05 par value 2,000,000 Shares             $  87,500
   authorized, 1,750,000 shares
   issued and outstanding

  Additional Paid in Capital                                   70,000

  Retained Earnings (Deficit)                                 (63,588)
                                                            ---------

          Total Stockholders' Equity                           93,912
                                                            ---------

          Total Liabilities and Stockholders' Equity        $ 155,816
                                                            ---------
                                                            ---------

                                TRUETRAKS, INCORPORATED
               STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
                      For the Nine Months Ended December 31, 1997



OPERATING EXPENSES

       Advertising                                          $    692
       Amortization                                              108
       Bank Charges                                               74
       Dues & Subscriptions                                       55
       Meetings                                                  541
       Professional Fees                                         448
       Travel                                                  1,573
       Office Supplies                                         1,069
       Telephone                                               2,580
       Interest Expense                                          104
       Taxes & Licenses                                          130
       Accrued Wages                                          56,250
                                                          ----------
       Net Income (Loss)                                     (63,588)

Retained Earnings, Beginning                                       0
                                                          ----------

Retained Earnings (Deficit), Ending                        ($ 63,588)
                                                          ----------
                                                          ----------

Weighted average common and
common equivalent shares outstanding                       1,750,000

Income (Loss) per share                                  -$     (.04)
                                                          ----------

TOTAL NET INCOME (LOSS) PER SHARE                        -$     (.04)
                                                          ----------
                                                          ----------


                               TRUETRAKS, INCORPORATED
                           CHANGES IN STOCKHOLDERS' EQUITY
                    For the Nine Months Ended December 31, 1997






                                          Common Stock           Additional                      Total
                                  ---------------------------     Paid-in      Accumulated    Stockholders'
                                     Shares         Amount        Capital        Deficit         Equity
                                  ------------   ------------   ------------   ------------   ------------
Balance as of January 1, 1997               0    $         0    $         0    $         0    $         0

Common Stock issued at              1,750,000    $    87,500    $    70,000
$.09 per share

Net Loss                                                                           (63,588)
                                  ------------   ------------   ------------   ------------   ------------

Balance as of December 31, 1997     1,750,000    $    87,500    $    70,000   ($    63,588)   $    93,912
                                  ------------   ------------   ------------   ------------   ------------
                                  ------------   ------------   ------------   ------------   ------------


                               TRUETRAKS, INCORPORATED
                               STATEMENT OF CASH FLOWS
                     For the Nine Months Ended December 31, 1997




Cash Flows From Operating Activities:
  Net Income (Loss)                                           $(63,588)
  Adjustments to reconcile Net Income (Loss)
    to net cash provided from operating activities:
  Depreciation & Amortization                                      108
  Increase in Accrued Liabilities                                   50
  Increase in Interest Payable                                     104
  Increase in Accrued Salaries                                  56,250
                                                              --------

        Net Cash Flows (used) by Operating Activities:          (7,076)
                                                              --------

Cash Flows From Investing Activities:
    Purchase of Intangible Assets                             (155,000)
                                                              --------

        Net Cash Flows (used) by Investing Activities:        (155,000)
                                                              --------

Cash Flows From Financing Activities:
    Proceeds From Issuance of Notes Payable                      5,500
    Proceeds From Issuance of Stock                            157,500
                                                              --------

        Net Cash Flows Provided by Financing Activities:       163,000
                                                              --------

Net Increase in cash                                               924
Cash - Beginning of Period                                           0
                                                              --------
Cash - End of Period                                          $    924
                                                              --------
                                                              --------


                              TRUETRAKS, INCORPORATED
                          NOTES TO THE FINANCIAL STATEMENT
                                   JULY 31, 1997


NATURE OF BUSINESS

The Company intends to build regionally-specific rail entities via purchase, lease, or combination purchase-leasing of existing rail operations and/or rail lines deemed expendable by larger (typically "Class 1") rail entities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of certain significant accounting policies of TrueTraks Incorporated is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Costs of maintenance, repairs and minor renewals are expensed as incurred. Major improvements and repairs are capitalized. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from accounts and any loss or gain is recognized.

INTANGIBLE ASSETS

Intangible assets are stated at cost. Intangible assets consist of organizational costs. The costs of the intangible assets will be amortized straight line over 5 years.

HISTORY

TrueTraks, Incorporated was incorporated under the laws of Delaware on March 31, 1997. TrueTraks, Inc. is recognized as a development stage company for financial reporting purposes as required by FAS #7. The Company's year end is December 31.

DEPRECIATION & AMORTIZATION

Property, plant and equipment are recorded at cost. Depreciation is computed using the MACRS method over the estimated useful lives of the assets, which is five years.

COMPANY EMPLOYMENT AGREEMENTS

The Company has five year employment agreements with each of its 2 officers. As of the date of the financials the two officers have received no compensation. The CEO of the Company, Garry G. Oglesbee, will receive a salary of 75,000 per annum, Leonard R. Mitchell, Vice-President, will receive a salary of $75,000 per annum. These funds will be paid in U.S. Dollars.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of temporary cash investments. The Company maintains its cash balances in one financial institution located in Gallup, NM. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of July 31, 1997 the Company has no credit risk.



DEFERRED OFFERING COSTS

As of July 31, 1997 the Company has incurred deferred offering costs of $154,500, relating to expenses incurred in connection with the proposed Offering. Upon consummation of the proposed Offering, the deferred offering costs will be charged to Equity. Should the proposed Offering prove to be unsuccessful, the deferred offering costs will be charged to operations, along with additional expenses to be incurred.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer of solicitation is unlawful.



                                  TABLE OF CONTENTS

                                                                           PAGE
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Pertinent Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Plan of Operation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 31
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . . . . 32
Self-Underwriting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Escrow Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . . . . . . . 34
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .F-1








                              100,000 SHARES (MINIMUM)
                              200,000 SHARES (MAXIMUM)





                              TRUETRAKS, INCORPORATED




                                    COMMON STOCK



                                     ----------

                                     PROSPECTUS

                                     ----------


















                                 Xxxxxxxx xx, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b) of the Delaware General Corporation Law ("Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by Delaware Law.

     Section 145 of Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense of settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ( the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     The Company's Bylaws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

     The Company intends to enter into and execute indemnity agreements with present and future directors for indemnification to the fullest extent permitted by law.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses in connection with the sale of the Common Stock. All amounts are estimated. All such fees have been prepaid by the Company.


          SEC Filing Fee                           $     429
          Blue Sky Expenses                            6,000
          Accounting Fees and Expenses                25,000
          Legal Fees and Expenses                     40,000


          Legal Writing (outsourced)                  19,000
          Postage                                      5,000
          Printing Fees                               19,571
          Escrow Agent Fees                            5,000
          Transfer Agent Fees                          5,000
          Due Diligence Fees                          20,000
          Miscellaneous Fees                          10,000

          TOTAL                                     $155,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception on March 31, 1997, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Securities Act"), in the following transactions:


     On March 31, 1997, TrueTraks Inc. (the Registrant) issued an aggregate of 1,750,000 shares of Common Stock to its founder. The total consideration for the 1,750,000 shares of Common Stock by the founder was $157,500 U.S. Dollars.


     The sales and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon section 4(2) thereof as transactions not involving a public offering and/or pursuant to regulations promulgated under the Securities Act.

ITEM 27. EXHIBITS


EXHIBIT INDEX


Exhibit
Number         Description of Document
-------        -----------------------
1.1       Underwriting Agreement, Company Underwritten Offering, Incorporated by Reference.

3.1       Articles of Incorporation, Incorporated by Reference.

3.2       By-Laws, Incorporated by Reference.

4.1       TrueTraks, Inc., Instrument defining the rights of the security holders, Incorporated by Reference.

4.2       TrueTraks, Inc., Instrument defining the rights of the security holder, Karl Benz, Incorporated by Reference.

4.3       TrueTraks, Inc., Instrument defining / rights of the security holder, Jack Wiles, Incorporated by Reference.

4.4       Sample of Stock Certificate, Incorporated by Reference.

5.1       Opinion of Counsel regarding Legality, Incorporated by Reference.

5.2       Opinion of Counsel regarding Legality, February 20, 1998, Incorporated by Reference.

5.3       Opinion of Counsel regarding Legality, May 12, 1998

6.1       Opinion Statement of Accountant, Incorporated by Reference.

6.2       Opinion Statement of Accountant, February 20, 1998, Incorporated by Reference.

6.3       Opinion Statement of Accountant, May 11, 1998

7.1       Subscription Agreement, Incorporated by Reference.

8.1       Employment Agreement with the Registrant and Garry Oglesbee, Incorporated by Reference.

8.2       Employment Agreement with the Registrant and Leonard Mitchell, Jr., Incorporated by Reference.



9.1       Proprietary Information Agreement with Registrant and Garry Oglesbee, Incorporated by Reference.

9.2       Proprietary Information Agreement / Registrant and Leonard Mitchell, Jr., Incorporated by Reference.

10.1      Escrow Agreement, (To be filed by Amendment), Incorporated by Reference.

10.2      TrueTraks, Inc., Documents deposited in Escrow/Commercial Transaction Ct, Incorporated by Reference.

10.3      Promissory Note, Truetraks, Inc./Garry G. Oglesbee, dated Sept. 31,1997

10.4      Promissory Note, Truetraks, Inc./ Garry G. Oglesbee, dated Nov. 30, 1997

10.5      Promissory Note, Truetraks, Inc./ Garry G. Oglesbee, dated Dec. 31, 1997

11.1      Consent of Independent Accountant, Incorporated by Reference.

12.1      Directors Letters of consent, Incorporated by Reference.

12.2      Directors Letters of consent, February 20, 1998, Incorporated by Reference.

12.3      Directors Letters of consent, May 12, 1998

13.1      Officers selling Company Securities, Incorporated by Reference.

14.1      Consent to process, ( Form U-2), Incorporated by Reference.

14.2      Corporate Resolution, ( Form U-2a), Incorporated by Reference.

23.1      Consent of Independent Accountant, September 29, 1997

23.2      Consent of Independent Accountant, February 20, 1998

23.3      Consent of Independent Accountant, May 11, 1998

24.0      Funding Commitment/TrueTraks, Inc.

25.0      Schedule13 D, Motive Power

27.0      Financial Data Schedule, revised



ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Act,

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Minneapolis, Minnesota, on May 11, 1998.


                                   TRUETRAKS, INCORPORATED


                                   By:   /s/ Garry G. Oglesbee
                                      --------------------------------
                                         Garry G. Oglesbee, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.


Name                                     Title                                  Date
----                                     -----                                  ----
    /s/ Garry G. Oglesbee                Chief Executive Officer,               May 11, 1998
-----------------------------------      President, Chairman of the Board


    /s/ Lilly Beter                      Vice Chairperson, Director             May 11, 1998
-----------------------------------


    /s/ Leonard Mitchell, Jr.            Chief Operating Officer,               May 11, 1998
-----------------------------------      Vice President, Director,
                                         Chief Financial Officer (Acting)


    /s/ William Muth                     Secretary, Director                    May 11, 1998
-----------------------------------


    /s/ Lonnie Eidson                    Director                               May 11, 1998
-----------------------------------


    /s/ Michael Chappue                  Director                               May 11, 1998
-----------------------------------


    /s/ Jack Wiles                       Director                               May 11, 1998
-----------------------------------